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

AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 19, 2000         REGISTRATION NO. 333-36788
========================================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                               AMENDMENT NO. 1 TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                   AQUA CLARA BOTTLING AND DISTRIBUTION, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
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          COLORADO                                       2080                             84-1352529
          --------                                       ----                             ----------
(STATE OR JURISDICTION OF                          PRIMARY STANDARD                      (IRS EMPLOYER
INCORPORATION OR ORGANIZATION)                 INDUSTRIAL CLASSIFICATION              IDENTIFICATION NO.)
                                                     CODE NUMBER



            1315 Cleveland Street                                                       John C. Plunkett, CEO
          Clearwater, Florida 33755                                                      1315 Cleveland Street
               (727) 446-2999                                                           Clearwater, Florida 33755
(Address, including zip code, and telephone number, including area code                        (727) 446-2999
    of Registrant's principal executive offices)                           (Name, address, including zip code, and telephone
                                                                           number, including area code, of agent for service)


                                     COPY TO:
                                 L. VAN STILLMAN
                               JAMES G. DODRILL II
                      1177 GEORGE BUSH BOULEVARD, SUITE 307
                           DELRAY BEACH, FLORIDA 33483
                                 (561) 330-9903
                            FACSIMILE (561) 330-9116

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE PUBLIC: AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

         If the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box: [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box:[ ]

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                         CALCULATION OF REGISTRATION FEE

                                                            Proposed Maximum     Proposed Maximum
     Title of Each Class of                  Amount to       Offering Price          Aggregate         Amount of
   Securities to be Registered             Be Registered      Per Share(1)        Offering Price   Registration Fee

Common Stock issuable upon
  conversion of Series B
  Convertible Secured 8% Debentures(2).    2,747,253              $0.14             $  384,615            --
Interest Shares on Debenture(3)........      100,000              $0.14             $   14,000            --
Common Stock issuable upon
  exercise of options..................    2,000,000              $0.14             $  280,000            --

Common Stock already outstanding.......   12,122,046              $0.14             $1,697,086            --

Total..................................   16,969,299                                $2,375,702       $  627.18


(1) Estimated solely for purposes of calculating the registration fee. The registration fee is based upon the closing sales price on September 7, 2000 of $0.14, based on Rule 457(g) except for options exerciseable at higher prices.
(2) Includes 2,747,253 shares of Common Stock issuable upon the conversion of $250,000 aggregate principal amount of Secured 8% Series B Debentures. The Debentures are convertible at 65% of the closing bid price of the Common Stock averaged over the five trading days prior to the date of conversion. For purposes of the calculation of the registration fee, the Registrant has registered the maximum number of shares of Common Stock which it reasonably believes that will be issued upon conversion of the Debentures, on the assumption that the conversion price of the Debentures will not be less than $.0.14 per share of Common Stock. The maximum offering price per share is based upon the estimated sales price of the Common Stock assuming they are resold at the time of conversion by the holders (in accordance with Rule 457(g)). The Registrant makes no representations as to the price at which Debentures will be converted.

(3) Represents 100,000 shares issuable in lieu of $14,000 interest on the Debentures, at the conversion price ($0.14) assumed above.


       THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

THE INFORMATION IS THIS PROSPECTUS IS NOT COMPLETE AND MAY CHANGE. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


     PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION, DATED SEPTEMBER 19, 2000


PROSPECTUS


                   AQUA CLARA BOTTLING AND DISTRIBUTION, INC.
                        16,969,299 SHARES OF COMMON STOCK
                                 (NO PAR VALUE)


         The estimated 16,969,299 shares of Common Stock, no par value of Aqua Clara Bottling and Distribution, Inc., a Colorado corporation are offered by the selling shareholders, including 2,747,253 shares (assuming conversion at a rate of $0.14 per share) issuable upon conversion of $250,000 in principal amount of Secured 8% Series B Convertible Debentures, 100,000 shares issuable in lieu of interest on the Debentures, 12,122,046 shares already outstanding and 2,000,000 shares issuable upon exercise of options. The eventual number of Shares issuable upon exercise of the Debentures will depend on market prices on the date of conversion. Aqua Clara will not receive any proceeds from the sale of Common Stock by the Selling Shareholders. See "Selling Shareholders" and "Description of Securities." The expenses of the offering, estimated at $40,000, will be paid by Aqua Clara.

         The Common Stock currently trades on the Electronic Bulletin Board under the symbol "AQCB" On September 7, 2000, the last sale price of the Common Stock as reported on the Electronic Bulletin Board was $0.14 per share.


NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

   PURCHASE OF THESE SECURITIES INVOLVES RISKS. SEE "RISK FACTORS" ON PAGE 7.




                  The date of this Prospectus is ______, 2000.

         TABLE OF CONTENTS
                                                 PAGE

Additional Information......................       3
Prospectus Summary..........................       4
Selected Financial Data.....................       6
Risk Factors................................       7
Use of Proceeds.............................      10
Dividend Policy.............................      10
Market Price of Common Stock................      11
Management's Discussion and Analysis........      12
Business and Plan of Operation..............      14
Management..................................      18
Principal Shareholders......................      21
Certain Transactions........................      22
Changes in and Disagreements with
Accountants.................................      23
Selling Shareholders........................      24
Plan of Distribution........................      25
Description of Securities...................      26
Legal Matters...............................      27
Experts.....................................      27
Indemnification.............................      27
Financial Statements........................     F-1



         As used in this prospectus, the terms "we," "us," "our," "the Company," and "Aqua Clara" mean Aqua Clara Bottling and Distribution, Inc., a Colorado corporation. The term "Selling Shareholders" means our shareholders who are offering to sell the shares of Aqua Clara which are being registered through this prospectus. The term "Common Stock" means our common stock, no par value and the term "Shares" means the 16,969,299 shares of Common Stock being offered by the Selling Shareholders. The term "Series A Preferred" means our Series A Convertible Preferred Stock and the term "Debentures" means our Secured 8% Series B Convertible Debentures.


         You should rely only on the information contained in this document or that we have referred you to. We have not authorized anyone to provide you with information that is different. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities covered by this Prospectus in any state or other jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such state or jurisdiction. Neither the delivery of this Prospectus nor any sales made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of Aqua Clara since the date hereof.

                             ADDITIONAL INFORMATION

         We have filed a Registration Statement under the Securities Act with respect to the securities offered hereby with the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. This Prospectus, which is a part of the Registration Statement, does not contain all of the information contained in the Registration Statement and the exhibits and schedules thereto, certain items of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to Aqua Clara and the securities offered hereby, reference is made to the Registration Statement, including all exhibits and schedules thereto, which may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N. W., Room 1024, Washington, D. C. 20549, and at its Regional Offices located at 7 World Trade Center, New York, New York 10048, and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 at prescribed rates during regular business hours. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in its entirety by such reference. Aqua Clara will provide, without charge upon oral or written request of any person, a copy of any information incorporated by reference herein. Such request should be directed to us at 1315 Cleveland Street, Clearwater, Florida, 33755, telephone
(727) 446-2999.


         We file reports and other information with the Commission. All of such reports and other information may be inspected and copied at the Commission's public reference facilities described above. The Commission maintains a web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. The address of such site is http://www.sec.gov. In addition, we intend to make available to our shareholders annual reports, including audited financial statements, unaudited semi-annual reports and such other reports as we may determine.

                               PROSPECTUS SUMMARY

         The following is only a summary of the information, financial statements and the notes included in this Prospectus. You should read the entire Prospectus carefully, including "Risk Factors" and our Financial Statements and the notes to the Financial Statements before making any investment decision.

AQUA CLARA BOTTLING & DISTRIBUTION,  INC.

         We are incorporated in Colorado and we produce, bottle and sell non-sparkling purified drinking water products in PET (an acronym for polyethylene terephthalate, a premium clear plastic) containers ranging from .5 to 1.5 liters in size.

         Historically, our sales have been limited since until recently we had received no significant purchase orders. Sales for the nine months ended January 1, 2000 were $207,663. We don't know if we will ever be able to enjoy significant sales or make a profit. From April 1997 to March 1998 we had a 5 gallon home and office delivery business, but we sold this business in March 1998. During the year ending April 3, 1999, we began producing 20-oz. bottles of oxygenated water packaged in a PET container. We intend to find a market niche in oxygen enriched water (with 24 parts per million (ppm) of oxygen compared to 3 ppm for tap water. Oxygen enriched water tastes light and crisp and we think its healthier, although there is no scientific data to back this up.

         Initially, we will not flavor our water. After the introduction of our oxygen enriched bottled water product, we might introduce a new product with natural flavoring. Likewise, we will consider the infusion of beneficial herbs. We will also consider the production of super oxygen enriched sports drinks, providing even higher levels of oxygen, to be marketed at a higher price. We will utilize a distinctive bottle and label for our water products.

         Our objective is to build product markets in Florida and then expand nationally. To that end, we appointed Crossmark, one of the nation's largest consumer packaged goods sales and marketing companies to represent our product throughout Florida. Crossmark offers us the opportunity to build strong recognition through Crossmark's superior market presentation and support. Through their category management plans, local event marketing plans and effective merchandising plans, we expect to achieve stronger retail distribution that will lead to building our brand and loyalty.

         On December 13, 1999 we announced the launch of Aqua Clara/FLA USA branded bottled water in a first-of-its-kind marketing partnership. We teamed up with VISIT FLORIDA and Florida Media Inc. to jointly and exclusively market a new bottled water brand: Aqua Clara - FLAUSA. This brand will be primarily sold in Florida and will add the hospitality market as a new sales target for the Company. VISIT FLORIDA, the state of Florida's official tourism marketing organization, has endorsed the product with its FLA USA logo which is displayed on the front of every Aqua Clara/FLA USA water bottle. We are already distributing this product into the Florida market and were the official water provider of the annual Florida Strawberry Festival, one of the largest festivals in the South, which was held March 2 - 12, 2000.

         Our oxygen enriched small package bottled water product will primarily be sold through retail outlets, including supermarkets, convenience stores, gas station markets, grocery stores, health food stores, and health spas. However, secondary distribution will be effected through vending and private labeling. Neither vending nor private labeling have the attendant costs of direct retailing, while they do have the benefit of increasing the production volume and thereby increasing the production margins.

         According to Beverage Marketing, published by Beverage Marketing Corp., located at 2670 Commercial Avenue, Mingo Junction, Ohio 43938, the total U.S. market for bottled water has grown from 1.6 billion gallons sold in 1987 to over
3.1 billion gallons in 1996, and accounted for approximately $3.6 billion in wholesale sales during 1996. Non-sparkling water comprises over 87% of the U.S. bottled water market and generated $2.7 billion of wholesale sales in 1996, and is expected to continue to grow in the future. PET packaged products comprise approximately 39% of the domestically produced non-sparkling water market and have grown from approximately 83 million gallons in 1987 to approximately 580 million gallons in 1996, representing a compounded annual growth rate of approximately 24%. PET-packaged products accounted for approximately $921 million of wholesale sales in 1996. According to Beverage Marketing, PET bottled water is among the fastest growing beverage categories in the United States. Contributing to the growth in consumption of non-sparkling water are consumer trends including health and fitness awareness, municipal tap water quality concern and maturing soft drink demand, as well as consumer demand for convenience and innovative packaging.

         Our principal executive offices are located at 1315 Cleveland Street, Clearwater, Florida 33755 and our telephone number is (727) 446-2999.
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



Securities Offered:..............................     16,969,299 shares of Common  Stock,  no par value per share, including 2,747,253 shares issuable upon conversion of
                                                      $250,000 in principal amount of Secured 8% Series  B
                                                      Convertible Preferred Stock, at a conversion price per share of Preferred Stock equal to $1,000 divided by 65% of the
                                                      average closing bid price of the

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                                       4

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

                                                      Common  Stock  on  the  five trading days prior to conversion
                                                      100,000 shares issuable in lieu of interest on the Debentures,
                                                      12,122,046  shares  already  outstanding and 2,000,000 shares issuable upon the exercise of options;


Risk Factors.....................................     The  securities  offered hereby involve a high degree of risk
                                                      and  immediate   substantial   dilution  and  should  not  be
                                                      purchased  by investors  who cannot  afford the loss of their entire investment.  See "Risk Factors."

Use of Proceeds..................................     We do not expect to receive any proceeds from the
                                                      sale of our common stock in this offering. See "Use
                                                      of Proceeds".

Dividend Policy:.................................     We do not intend to pay dividends on our Common Stock.
                                                      We plan to retain any earnings for use in the operation
                                                      of our business and to fund future growth.

Common Stock Outstanding(1) Before Offering:.....     59,232,430 ((1)) shares


Common Stock Outstanding After Offering:.........     76,201,729 ((1)(2)) shares


NASD Electronic Bulletin Board Symbol............     AQCB

(1)  Based on shares outstanding as of April 18, 2000.
(2) Assumes full issuance of all shares registered by this Registration Statement, including shares to be issued under stock option grants which have not vested as of this date.

RISK FACTORS

         The securities offered hereby are highly speculative and very risky. Some of these risk factors follow. Before you buy consider the following risk factors and the rest of this prospectus. Additionally, the risks described below are not the only ones we face. Additional risks and uncertainties not presently known to us, that we currently deem immaterial or that are similar to those faced by other companies in our industry or business in general, may also impair our business operations. This prospectus also contains forward looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus. Please refer to "Risks Associated with Forward-looking Statements" on page 9.

         Investors should assume that, even if not specifically stated within this document, if any of the following risks actually materialize, our business, financial condition or results of future operations could be materially and adversely affected. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment.

                             SELECTED FINANCIAL DATA

         Set forth below is selected financial data for the years ended April 1, 2000, April 3, 1999 and April 4, 1998 all of which has been derived from our audited financial statements. Also set forth below is financial data for the three month period ended July 1, 2000 and July 3, 1999, which has been derived from our unaudited financial statements. In our opinion, these unaudited statements have been prepared on the same basis as our audited financial statements and reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of our results of operations and financial condition for these periods.


                              Three Months Ended            Year Ended
                               July 1, 2000 July 3, 1999 April 1, 2000 April 3, 1999 April 4, 1998
                               (UNAUDITED)  (UNAUDITED)
Revenue                             89,976     103,474       293,980      184,952        135,710
Cost of sales                       61,414      62,957       229,839      142,133        277,146
General, administrative, and
sales expenses                     350,099     530,288     2,917,367    1,568,388      2,084,099
Stock Options Forfeited           (410,020)          0             0            0              0
Operating profit / (loss)           88,483    (489,771)   (2,853,226)  (1,525,569)    (2,225,535)
Net other income (expense)          (7,931)    (16,725)     (622,223)     (41,783)        21,821
Cumulative  effect  of change
in accounting principal                  0           0             0      (23,194)             0

Net income (loss)                   80,552    (506,496)   (3,475,449)  (1,590,546)    (2,203,714)

Basic loss per common share      $ 0.00085   $   (0.03)  $     (0.12) $     (0.20)  $      (0.62)

Weighted average common
  shares outstanding            60,685,328  19,250,055    30,942,463    8,911,295      5,962,307

Balance Sheet Data (Unaudited):      July 1, 2000


Current Assets                          $600,945
Property, Plant and Equipment, Net    $1,806,574
Total Assets                          $2,409,025
Total Liabilities                       $974,818
Stockholders equity                   $1,434,208

                                  RISK FACTORS

         The Common Stock for sale is a speculative investment and very risky. You should especially consider these risk factors.


WE REQUIRE ADDITIONAL FINANCING

         We do not presently have adequate cash from operations or financing activities to meet either our short-term or long-term needs. Our operations have been financed to date through a debt offering and through sales of our equity, most recently through the sale of 1,150 shares of Series B Debentures. At April 18, 2000, we had working capital of approximately $25,000. We require significant capital for the continuation of our operations. If additional funds cannot be raised, the Company may be forced to seek protection from its creditors under the applicable bankruptcy laws. To the extent that additional funds are obtained by the sale of equity securities, our stockholders may sustain significant dilution. Even if such additional financing is available on satisfactory terms, it, nonetheless, could entail significant additional dilution of the equity ownership of Aqua Clara to existing shareholders and the book value of their outstanding shares.

PRICES WE PAY FOR RAW MATERIALS MAY RISE

         Our ability to raise our product's prices is limited due to the wide range of beverages available to consumers, including bottled water products. In the future we may be affected by higher prices for raw materials, including PET resin and corrugated boxes and we might be unable to pass such higher costs to our customers. As a result, our results of operations may be adversely affected by future increases in raw material prices.

WE CARRY LIMITED PRODUCT LIABILITY INSURANCE

         The bottling and distribution of bottled water products can lead to product liability claims, including liability due to the presence of contaminants in its products. We maintain insurance coverage against the risk of product liability and product recall. However, the amount of the insurance we carry is limited, the insurance is subject to certain exclusions and may or may not be adequate. In addition to direct losses resulting from product liability and product recall, we may suffer adverse publicity and damage to our reputation in the event of contamination which could have a material adverse effect on sales and profitability.

WE DEPEND ON OUR TRADEMARKS

         We have obtained a U.S. trademark on the AQUA CLARA trademark, and have applied for federal registrations for other proposed trademarks. We believe that our registered and common law trademarks have significant value and goodwill and that some of these trademarks are instrumental in our ability to create demand for and to market our products. There can be no assurance that any or all of our applications for registration will be granted. Additionally, no assurances can be given that any issued trademark registrations will give us exclusive rights to use the marks with respect to the goods or services that we may propose to sell or that the trademarks do not or will not violate the proprietary rights of others, that they would be upheld if challenged or that we would, in such an event, not be prevented from using the trademarks, any of which could have a material adverse effect on us. We do not plan to introduce any product which is covered by any third party U.S. or foreign trademark or registration rights known to us.

WE MUST CONTINUE TO ESTABLISH THE AQUA CLARA BRAND

         Our business strategy includes using the Aqua Clara brand name. Successfully implementing this strategy requires that we create recognition of the Aqua Clara brand, which is fairly new to the water industry, and establish trademark rights in our various marks. Implementing this strategy requires the commitment of substantial financial resources. There can be no assurance that we will be able to implement this strategy.

WE ARE A SMALL COMPANY WITH LIMITED RESOURCES COMPARED TO SOME OF OUR CURRENT AND POTENTIAL COMPETITORS AND WE MAY NOT BE ABLE TO COMPETE EFFECTIVELY AND INCREASE MARKET SHARE

         The bottled water industry is highly competitive. According to Beverage Marketing, there are approximately 350 bottled water filling locations in the United States with sales increasingly concentrated among the larger firms. According to Beverage Marketing, the ten largest bottled water companies accounted for approximately 58.4% of wholesale dollars in 1996. Nearly all of our competitors are more experienced, have greater financial and management resources and have more established proprietary trademarks and distribution networks than we do. On a national basis, we compete with bottled water companies such as The Perrier Group of America, Inc (which includes Arrowhead Mountain Spring Water, Poland Spring, Ozarka Spring Water, Zephyrhills Natural Spring Water, Deer Park, Great Bear and Ice Mountain) and Great Brands of Europe (which includes Evian Natural Spring Water and Dannon Natural Spring Water) We also compete with numerous regional bottled water companies located in the United States and Canada. We have chosen to compete by focusing on a higher quality oxygen enriched purified drinking water, innovative packaging and customer service. However, no assurance can be given that consumers will accept our products or that we will be able to successfully compete against these or any other competitors.

THE BOTTLED WATER MARKET IS SEASONAL AND WE MAY EXPERIENCE SIGNIFICANT PERIOD-TO-PERIOD QUARTERLY AND ANNUAL FLUCTUATIONS IN OUR SALES AND OPERATING RESULTS

         The market for bottled water is seasonal, with approximately 70% of sales taking place in the seven months of April through October. As a result of seasonality, our staffing and working capital requirements will vary during the year. Additionally, due to the seasonality of the industry, results from any one or more quarters are not necessarily indicative of annual results or continuing trends.

WE ARE INVOLVED IN LITIGATION

         Civil litigation in the Circuit Court of the Sixth Judicial Circuit, in and for Pinellas County, Florida was filed by John S. McAvoy, Plaintiff vs. Aqua Clara Corporation, Olde Monmouth Stock Transfers, a New Jersey Corporation, John
C. Plunkett, Rand L. Gray and Robert Guthrie, Defendants. The complaint was multi-part claiming Declaratory Relief; Injunctive Relief; Breach of Fiduciary and Statutory Duties; Breach of Contract Unpaid Promissory Notes; Breach of Contract Unpaid Accrued Salary. The Plaintiff sought removal of the restrictive legends on stock held and $67,973.79 in payment of Notes and Accrued Salary. The matter went to mediation. An agreement was reached between the parties whereby we agreed to delegend the Plaintiff's shares, pay Plaintiff $55,000, and agreed that, should Plaintiff be unable to sell his stock for an average price of $0.37 per share, that we would have one year in which to pay Plaintiff the difference between the sales price and $0.37 per share. We anticipate that payment of this amount will begin being made in May, 2000. Plaintiff agreed that the sale of his stock would take place in an orderly manner so as not to depress our stock price, to dismiss the case, to release the Defendants, to cancel the notes, and to release any and all claims including salary claims. We have received information that Plaintiff's average sales price per share was $0.304 per share. Plaintiff has demanded that we pay the resulting $118,000 difference, and proposed a settlement whereby we would issue Plaintiff additional shares in lieu of a cash payment. The parties are still discussing this proposal. See "Business
- Legal Proceedings."

         In April 2000, a former officer and director, Mr. Rand Gray filed a civil complaint in the Circuit Court of the Sixth Judicial Circuit in and for Pinellas County, Florida against us, Case No. 002122-CI-021 seeking foreclosure on his outstanding note and mortgage. Mr. Gray also seeks accrued and unpaid compensation in the form of our Common Stock as well as salary pursuant to an employment agreement and severance agreement. We are vigorously resisting these claims, which are subject to pending mediation.

         Water to Go2, Inc., a Florida corporation has filed a civil complaint in the Circuit Court of the Sixth Judicial Circuit in and for Pinellas County, Florida against us, Case No. 00279CI-20. Water to Go2 claims that we breached a contract under which we agreed to sell our oxygenated bottled water to Water to Go2 and the complaint seeks specific performance of that contract, replevin of 10,000 cases of our oxygenated bottled water and damages for the alleged breach of contract. We acknowledge that a contract exists and believe we are in compliance with the terms of such contract. Water to Go2 is owned by Pat L. Nolen, wife of John C. Plunkett, our President and Chief Operating Officer.

         Pat L. Nolen ("Nolen"), wife of John C. Plunkett, our President and Chief Operating Officer on behalf of Aqua Clara Bottling & Distribution, Inc. has filed a civil complaint in the Circuit Court of the Sixth Judicial Circuit in and for Pinellas County, Florida, Case No. 003400CI-021 against Emanuel J. Mersis, our Chairman of the Board of Directors and Chief Executive Officer, his wife Anne Mersis, each of our directors other than Mr. Plunkett and against us. Nolen seeks to require us to comply with the contract referred the to in the above paragraph and to remove Mr. Mersis from his positions with us. As disclosed above, believe we are in compliance with the terms of the contract with Water to Go2. Our Board of Directors has refused to comply with Nolen's demands regarding Mr. Mersis and views the claims against him as without merit.


         Subsequent to May 12, 2000, our C.E.O., Emanuel J. Mersis, and Directors Michael Potopow, John Thomas and Carl Evans resigned their positions with the company. In return for their resignations, Water to Go2, Inc., and Pat
L. Nolen withdrew their respective complaints against the company and the named individuals.



WE ARE SUBJECT TO GOVERNMENT REGULATION

         Our operations are subject to numerous federal, state and local laws and regulations relating to our bottling operations, including the identity, quality, packaging and labeling of our bottled water. These laws and regulations and their interpretation and enforcement are subject to change. There can be no assurance that additional or more stringent requirements will not be imposed on out operations in the future. Failure to comply with such laws and regulations could result in fines against us, a temporary shutdown of production, recalls of the product, loss of certification to market the product or, even in the absence of governmental action, loss of revenue as a result of adverse market reaction to negative publicity. Any such event could have a material adverse effect on our business. See "Business -- Regulation."

OUR GROWTH POTENTIAL IS HEAVILY DEPENDENT ON CONSUMER PREFERENCES

         We believe that the most important factor in the growth of natural water products has been a change in consumer preferences. Consumer preferences may be influenced, however, by the availability and appeal of alternative beverages or packaging as well as general economic conditions, among other things. No assurance can be given that consumer demand for oxygen enriched water will exist, grow or will not diminish in the future.

WE DO NOT ANTICIPATE PAYING CASH DIVIDENDS

         We have not paid any cash dividends on our capital stock and we anticipate that our future earnings, if any, will be retained for use in the business, or for other corporate purposes. It is not anticipated that any cash dividends on the Common Stock will be paid in the foreseeable future. See "Dividend Policy" and "Description of Securities."

IF WE ARE UNABLE TO MEET NASDAQ STOCK MARKET LISTING REQUIREMENTS, YOUR ABILITY TO BUY OR SELL THE COMMON STOCK MAY BE IMPACTED

         Our Common Stock does not meet the current NASDAQ listing requirements for the SmallCap(R) Market. If we are unable to satisfy NASDAQ's requirements for listing, trading, if any, the Common Stock will continue to be conducted on the NASD's OTC Bulletin Board, established for securities that do not meet the NASDAQ SmallCap(R) Market listing requirements. Consequently, the liquidity of our securities could be impaired, not only in the number of securities which could be bought and sold, but also through delays in the timing of transactions, reduction in security analysts' and the news media's coverage of us, and lower prices for our securities than might otherwise be attained.

OUR BOARD OF DIRECTORS HAS THE POWER TO ISSUE ADDITIONAL SECURITIES WITHOUT THE CONSENT OF SHAREHOLDERS

         Our Board of Directors has the power, without the consent of the shareholders, to issue additional shares of common stock or preferred stock for such consideration as may be permitted under the Colorado Business Corporation Act. Preferred stock may be issued with preferences or rights as to dividends, voting or liquidation which are superior to those of holders of common stock. Because of the large number authorized but unissued shares of common stock (40,767,570 Shares as of the date of this Prospectus) our current shareholders are subject to significant potential dilution in their ownership interest, see "Description of Securities."

RISKS ASSOCIATED WITH FORWARD-LOOKING STATEMENTS

         This Prospectus contains certain forward-looking statements regarding management's plans and objectives for future operations, including plans and objectives relating to our planned marketing efforts and future economic performance. The forward-looking statements and associated risks set forth in this Prospectus include or relate to: (i) our ability to obtain a meaningful degree of consumer acceptance for our products and future products, (ii) our ability to market our products and future products on a national basis at competitive prices, (iii) our ability to develop brand-name recognition for our products and future products, (iv) our ability to develop and maintain an effective sales network, (v) our success in forecasting demand for our products and future products, (vi) our ability to maintain pricing and thereby maintain adequate profit margins, (vii) our ability to achieve adequate intellectual property protection for our products and future products and (viii) our ability to obtain and retain sufficient capital for future operations.

         The forward-looking statements herein are based on current expectations that involve a number of risks and uncertainties. Such forward-looking statements are based on assumptions that we will market and provide products on a timely basis, that we will retain our customers, that there will be no material adverse competitive or technological change in conditions in our business, that demand for our products will significantly increase, that our President will remain employed as such, that our forecasts accurately anticipate market demand, and that there will be no material adverse change in our operations or business or in governmental regulations affecting us or our suppliers. The foregoing assumptions are based on judgments with respect to, among other things, future economic, competitive and market conditions, and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Accordingly, although we believe that the assumptions underlying the forward-looking statements are reasonable, any such assumption could prove to be inaccurate and therefore there can be no assurance that the results contemplated in forward-looking statements will be realized. In addition, as disclosed elsewhere in the "Risk Factors" section of this Prospectus, there are a number of other risks inherent in our business and operations which could cause our operating results to vary markedly and adversely from prior results or the results contemplated by the forward-looking statements. Growth in absolute and relative amounts of cost of goods sold and selling, general and administrative expenses or the occurrence of extraordinary events could cause actual results to vary materially from the results contemplated by the forward-looking statements. Management decisions, including budgeting, are subjective in many respects and periodic revisions must be made to reflect actual conditions and business developments, the impact of which may cause us to alter marketing, capital investment and other expenditures, which may also materially adversely affect our results of operations. In light of significant uncertainties inherent in the forward-looking information included in this Prospectus, the inclusion of such information should not be regarded as a representation by us or any other person that our objectives or plans will be achieved. See "Management's Discussion and Analysis" and "Business."

                                 USE OF PROCEEDS

         We will not receive any funds from the sale of the Common Stock by the Selling Shareholders in this offering.

                                 DIVIDEND POLICY

         We have never declared or paid any dividends on our Common Stock and we do not intend to pay dividends in the foreseeable future. We currently intend to retain any future earnings to fund the operation and expansion of our business.

         In addition, we are obligated to pay holders of Series A Preferred Stock an 8% annual dividend, equal to $80.00 per share, payable on each July 1 commencing on July 1, 1998. At our option we may pay such dividend in shares of Common Stock valued at the Conversion Rate in effect on July 1, 1998. We are not permitted to pay any dividends on the Common Stock unless dividends have been paid to the holders of Series A Preferred Stock.

                          MARKET PRICE OF COMMON STOCK

         Our Common Stock has been listed on the NASD OTC Electronic Bulletin Board sponsored by the National Association of Securities Dealers, Inc. under the symbol "AQCB" since August 21, 1997. On April 18, 2000, the closing bid price as reported by the Electronic Bulletin Board was $0.245.

         The following table sets forth the high and low bid prices for the Common Stock as reported on the Electronic Bulletin Board for each quarter since August 21, 1997, for the periods indicated. Such information reflects inter dealer prices without retail mark-up, mark down or commissions and may not represent actual transactions.

         Quarter Ended                         High                    Low
         ------- -----                         ----                    ---
     September 30, 1997                        4.50                  1.8437
      December 31, 1997                      4.0625                  1.3125
         March 31, 1998                        2.50                  1.6875
          June 30, 1998                      1.8750                  1.8125
        October 3, 1998                      1.8750                     .94
        January 2, 1998                         .91                     .15
          April 3, 1999                         .48                     .08
           July 3, 1999                        .475                     .22
        October 2, 1999                         .43                     .12
        January 1, 2000                         .20                     .08
          April 1, 2000                         .47                     .125
           July 1, 2000                         .34                     .135


        As of April 18, 2000, there were approximately 354 record holders of Company common stock.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS


Results of Operations

         The gross profit for the quarterly period ended July 1, 2000 was $80,552 with general and administrative, and selling expenses totaling $350,099. The period performance was significantly affected by the reversal of accounting charges, related to officers' stock options, made in the previous quarter. The reversal was due to option forfeiture by our former Chief Executive Officer.

         The Company intends to increase spending over the next six months in advertising, marketing and distribution, which amounts are expected to be expended prior to the receipt of significant revenues. There can be no assurance as to when, if ever, the Company will realize significant operating revenues or attain profitability.

         Sales for the fiscal year ending April 1, 2000 were $293,980. The lower than expected sales amount is the result of the Company's inability to find major distributors or retail chains to purchase large quantities of our product. The Gross profit for the year ended April 1, 2000 was $64,141 with selling and general administrative expenses for the fiscal year of $2,917,376.


         Our sales comparisons to previous years will not be an indicator of any future growth patterns because we were still in the development stage of launching our new product.

         We instituted a change in our monthly accounting periods with no corresponding change in the projected year end date. However, as a result of this change there were certain impacts in the quarterly financial statements presented in this registration statement which do not lend themselves to comparisons with previous periods. A revision of estimated costs of both general and administrative expenses and operational costs were adopted and may disproportionately burden the current quarter because of the cumulative effect of this change. Prospectively, the Company does not expect to incur similar adjustments.

         In 1999 we entered into employment agreements with certain of our officers. Under the provisions of these agreements, the officers will receive stock options in addition to salary. The exercise price of each option is $0.01 and vest at a rate of 20% per year over a five year term starting on August 31, 1999 - the execution date of the agreement. The number of shares available at the exercise price increments based upon targeted ownership percentages in relation to the number of our outstanding shares. The combined target ownership is 30%. The price of the option adjusts inversely and proportionally to any changes in the outstanding shares resulting in a constant and unchanging total purchase price for all options purchased by the officers.

         An amount has been accrued which represents noncash expenses for the first year vesting ($312,000) plus the pro rata portion of the second year's liability ($104,000). Based upon the exercise price and other factors used to determine the fair value of the stock options as provided for under SFAS 123, we have determined that the intrinsic value of the stock options under APB Opinion 25 closely approximates the fair value under SFAS 123. Accordingly, the pro forma effects of the application of SFAS 123 are not presented.



         The Gross Profit for the fiscal year ended April 3, 1999, was $42,819. The Selling and General Administrative expenses for the fiscal year were $1,568,388. Non-recurring expenses included $400,000 for lead generation corporate/relations contract from the prior year that was completely expensed in the current year.

         We did not begin selling PET bottled water products until July, 1998. At that time we had no agreements in place with distributors for our products. While we entered into a distribution agreement with a significant distributor in the Northeast United States, there were no assurances that this distributor would be successful in promoting the product in its geographic area or that sufficient other distribution can be accomplished to provide adequate operating revenues from this business.

         We intend to increase costs over the next six months in advertising, marketing and distribution, which amounts are expected to be expended prior to the receipt of significant revenues. There can be no assurance as to when, if ever, we will realize significant operating revenues or attain profitability.


         Year Ended April 3, 1999.

         Our sales commenced in April, 1997, with the introduction of our 5-gallon bottled water service. In the year ended April 4, 1998, we had $135,710 in sales from this business. Revenues were comprised of cooler rentals and water sales, which terminated in March, 1998. We entered the PET bottled water market with the proceeds from our offering of Series A Preferred Stock. Our sales for the fiscal year ending April 3, 1999, were $184,952. The lower than expected sales amount is the result of our inability to find a major distributor to purchase large quantities of product.


         Year Ended April 4, 1998.

         General, administrative and sales expenses in the year ended April 4, 1998 increased to $2,084,099, approximately nine times the level of such expenses in the year ended March 31, 1997. Such expenses in year ended April 4, 1998 include $1,401,250 for consulting services paid in stock, and $132,000 in other non-recurring expense. The increased level of these expenses in the year ended April 4, 1998 reflects the commitment of the delivery of bottled water business and expenses related to establishing the PET water business.

         Sales of PET products commenced in June 1998. We have few agreements in place with distributors for our PET bottled water products and there can be no assurance as to future operating revenues from this business. We sold our 5 gallon water business in March 1998 to Clearidge, Inc., a Tennessee corporation located in Nashville Tennessee and one of our competitors. Neither we nor any of our officers or directors is affiliated with Clearidge. The purchase price of approximately $352,394 was paid $186,400 in cash and $148,782 by the assumption of installment notes payable, and includes accounts receivable, inventory, equipment and deposits. See notes 1 and 5 of the notes to Consolidated Financial Statements. If the 5-gallon water business had not been in existence for the years ended April 4, 1998 and March 31, 1997, we would have had no sales in either year, and would have had $1,870,524 in general and administrative expenses and $1,881,903 in net losses in fiscal 1998, compared to $2,084,099 and $2,203,714 in general and administrative expenses and net loss, respectively, and our need for cash to supplement cash from operations would have been accordingly reduced.

Liquidity and Capital Resources

         Our primary source of liquidity has historically consisted of sales of equity securities and debt instruments. In the fiscal year ending April 1, 2000 we raised $1,150,000 through the issuance of a Secured 8% Series B Convertible Debenture. Certain proceeds of this raise were used to retire the first mortgage on the plant and real estate in an amount of $264,097 and the payment of a demand note. The remainder of the funds raised have been used to finance our continued operation and to pay certain consulting fees related to raising these funds.

                         BUSINESS AND PLAN OF OPERATION

OUR BUSINESS

         We produce and sell non-sparkling purified drinking and distilled and natural water products. We organized on July 29, 1996 as the successor to Pocotopaug Investment, Inc., a Florida corporation which is now our operating subsidiary ("Pocotopaug"). Pocotopaug was organized in August 1995 by John S. McAvoy to investigate the feasibility of producing and marketing non-sparkling drinking water products.

         From April 1997 to March 1998, we generated revenues from our 5 gallon home and office delivery business, which was sold in March 1998. We now intend to focus future operations on the sale of oxygen enriched water packaged in PET (an acronym for polyethylene terephthalate, a premium clear plastic) containers ranging from .5 to 1.5 liters, and to specialize in oxygen enriched water; with 24 parts per million (ppm) of oxygen, compared to 3 ppm for tap water. Oxygen richness imparts a light and crisp taste and our management believes that oxygen enriched water is healthier, although no studies have been made to underlie this conclusion.

         According to Beverage Marketing (published by Beverage Marketing Corp., located at 2670 Commercial Avenue, Mingo Junction, Ohio 43938), the total U.S. market for bottled water has grown from 1.6 billion gallons sold in 1987 to over
3.1 billion gallons in 1996, and accounted for approximately $3.6 billion in wholesale sales during 1996 and non-sparkling water comprises over 87% of the U.S. bottled water market and generated $2.7 billion of wholesale sales in 1996, and is expected to continue to grow in the future (Beverage Marketing has no affiliation with Aqua Clara or any of its affiliates). PET packaged products comprise approximately 39% of the domestically produced non-sparkling water market and have grown from approximately 83 million gallons in 1987 to approximately 580 million gallons in 1996, representing a compounded annual growth rate of approximately 24%. PET-packaged products accounted for approximately $921 million of wholesale sales in 1996. According to Beverage Marketing, PET bottled water is among the fastest growing beverage categories in the United States. People are drinking more non-sparkling water because of health and fitness awareness, municipal tap water quality concern and maturing soft drink demand, as well as consumer demand for convenience and innovative packaging.

INDUSTRY OVERVIEW

         The U.S. bottled water market is comprised of three segments: domestically produced non-sparkling water, domestically produced sparkling water and imported water, which constituted approximately 65%, 21% and 14%, respectively, of 1996 U.S. bottled water wholesale sales, according to Beverage Marketing. The domestically produced non-sparkling water category includes natural spring water obtained from naturally occurring springs, well water, distilled water and purified water. Unlike other beverages, bottled water serves both as a tap water substitute and a refreshment beverage.

         Oxygen is currently in the public view as an additive to a range of consumer products. There are currently oxygen bars in Toronto, New York City and the Los Angeles area. Oxygen in beverages has received widespread media coverage through television, radio and print media.

         Consumer Trends. Contributing to the growth in consumption of non-sparkling water are consumer trends including health and fitness awareness, municipal tap water quality concern and maturing soft drink demand, as well as consumer demand for convenience and innovative packaging. Bottled water, particularly when packaged in premium PET bottles with sport caps, appeals to consumers who are sports enthusiasts or whose lifestyles are oriented to health and fitness. According to Beverage Marketing, consumers' concern over the quality of municipal water supplies has contributed to an increase in bottled water consumption. Bottled water has also become an alternative to other beverages, including soft drinks. According to Information Resources, Inc. ("IRI"), total U.S. gallons sold of soft drinks through food store channels has increased approximately 10% from 1994 through 1996. (Information Resources Inc., is located at 150 Clinton Street, Chicago, Illinois 60661 and has no affiliation with Aqua Clara or any affiliate thereof.) According to Beverage marketing, over the same time period, gallons sold of ready-to-drink juices increased approximately 1% while non-sparkling bottled water gallons sold increased approximately 21%. Bottled spring water is natural and caffeine and additive free. These attributes and the increased availability of convenient packaging for natural spring water have contributed to the increase in bottled water consumption.

         Distribution Channels. Non-sparkling bottled water is generally sold to end users through four channels. According to Beverage Marketing, the total share of the bottled water market for each channel is as follows: (i) off-premise retail, which consists of supermarket, convenience store and drug store chains and other similar retail outlets (44.9%); (ii) home and office delivery which primarily consists of 5 gallon containers (39.0%); (iii) on-premise retail, which includes restaurants, delicatessens and other similar sites (8.3%); and (iv) vending (7.8%).

         Non-sparkling bottled water is generally delivered to customer locations through direct-store-delivery ("DSD") or warehouse distribution systems. DSD involves delivery of the product directly to the store's location where consumers may purchase the product. Warehouse distribution systems involve the delivery of truckloads of palletized products to the warehouses of regional customers which, in turn, deliver the product directly to the customer's retail sales locations.

         Private Label. Private label products have become increasingly popular among retailers and other customers. For example, supermarket sales of private label products grew 8.5% in 1996 while branded products grew only 1.4%, according to IRI. Retailers benefit from having a range of private label and branded products as well as from the customer affinity developed from the reinforcement of the retailer's own brand. Other non-retailing customers find it more efficient to source products from a private label manufacturer than to produce the products themselves. Both types of customers often choose private label bottled water producers on the basis of price, consistent product quality, packaging capability, distribution capability and customer service.

         Consolidation. The trend toward consolidation in the bottled water industry is evidenced by the reduction in the number of bottled water filling locations and the corresponding increase in volume produced at most locations over the past ten years. According to Beverage Marketing, in 1996 there were approximately 350 filling locations in the United States versus approximately 425 in 1986, a decrease of 17.6%. The number of filling locations with sales over $75 million doubled to eight from 1995 to 1996. Larger companies are seeking to expand their share within a market, obtain broader distribution and achieve economies of scale with larger volume production.

PRODUCTS

         Oxygen Enriched Bottled Water. Our primary focus will be the production/distribution of oxygen enriched bottled water in small package, PET, containers ranging in size from .5 to 1.5 liters. Our oxygen enriched water will contain approximately 24 parts per million of oxygen. Normal tap water contains approximately 3 parts per million of oxygen. As such, our oxygen enriched bottled water will contain approximately 800% more oxygen. The points of purchase will include grocery stores, convenience stores, gas station markets, health spas and vitamin/health food stores.

         We make our oxygen enriched bottled water by combining purified water and oxygen. Through water purification processing the source water is reduced to approximately 5 parts per million of total dissolved solids and then oxygen is introduced through a unique, proprietary process. As a point of reference, the Food and Drug Administration's (FDA) definition of distilled water is 5 parts per million or less of total dissolved solids. As such, the base water is of distilled quality, although the distillation process will not be used.

         Our market research, undertaken by a non-affiliated research firm, has indicated that no specific medical claims have to be made to consumers with regard to its product. According to this market research the public will readily accept the necessity and benefits of both highly purified water and oxygen. Oxygen is literally the breath of life; oxygen is a natural energizer and body purifier. Oxygen is odorless and tasteless, as well as non-carbonated. As such, our water tastes like a fine premium bottled water - light and crisp. Oxygen does not produce the unhealthy "jolt" associated with caffeine products. Rather, it is believed to create a feeling of physical well-being and mental clarity.

         We do not currently carbonate or flavor our water. After the successful introduction of our oxygen enriched bottled water product, we will consider introducing a new product with natural flavoring or carbonation. We will also consider the infusion of beneficial herbs and the production of super oxygen enriched sports drinks, which would provide even higher levels of oxygen and be marketed at a higher price. We use a distinctive bottle and label for our water products.

         There is one significant competitor, Clearly Canadian, producing oxygen enriched bottled water. The Company also knows of eight other entities that are attempting to produce and distribute oxygen enriched bottled water. Besides Clearly Canadian, none of the well-established traditional bottled water producers has an oxygen enriched bottled water product. There can be no assurance that the Company's products will achieve consumer acceptance. Consumer preferences are inherently subjective and subject to change.

STRATEGY

         Our objective is to build product markets in Florida and then expand nationally. To that end, we have appointed Crossmark one of the nations largest consumer packaged goods sales and marketing companies to represent our product throughout the state of Florida.

         Crossmark currently impacts three billion retail transactions and generates $12 billion dollars in annual sales. They currently have over 6,300 sales, merchandising and marketing professionals throughout the United States focused on building the brands they represent. Crossmark will be marketing and distributing Aqua Clara Oxygen Enriched Purified premium bottled water to some of the largest retail food stores, wholesale suppliers, and drugstore chains throughout Florida including Publix, Winn Dixie, Albertson's, Kash N' Karry, Associated Grocers, Fleming, Eckerd's and Walgreens. A sample of some of the brand names Crossmark currently represents include Nabisco Foods, Pillsbury Company, Reynolds Metals, Inc., L'Oreal, Royal Oak Charcoal, and now Aqua Clara.

         Crossmark offers us the opportunity to build strong brand recognition through Crossmark's superior market presentation and support. Through their category management plans, local event marketing plans and effective merchandising plans, we expect to achieve stronger retail distribution that will lead to building their brand and category.


         Subsequent to May 12, 2000, Crossmark resigned as a representative of our products. Their efforts had not resulted in any sales for the company. We are now in discussions with a national distributor for similar representation.

         On December 13, 1999 we announced the launch of Aqua Clara/FLA USA branded bottled water in a first-of-its-kind marketing partnership. We have teamed up with VISIT FLORIDA and Florida Media Inc. to jointly and exclusively market a new bottled water brand: Aqua Clara - FLAUSA. This brand will be primarily sold in Florida and will add the hospitality market as a new sales target for us. VISIT FLORIDA, the state of Florida's official tourism marketing organization, has endorsed the product with its FLA USA logo, which is displayed on the front of every Aqua Clara/FLA USA water bottle. We have already begun distributing it into the Florida market and were the official water provider of the annual Florida Strawberry Festival, one of the largest festivals in the South. This year's Strawberry Festival was held March 2-12, 2000.

PRODUCTION

         We currently operate out of a facility with approximately 14,000 sq. ft. under roof with an exposed four-bay loading dock sitting on 2.1 acres in Clearwater, Florida. Approximately 2,400 sq. ft. is used for office facilities, with the balance predominantly used for bottling and warehouse operations. We remodeled the building in fiscal year 1999 for approximately $600,000.

         We finished installation and startup of a medium-sized bottling facility during the fiscal year ended April 3, 1999, at a total cost of approximately $750,000. The bottling line is rated at 160 bottles/min., or, practically, 1,080 24-bottle cases of 20-oz. bottled water each shift.

         When source water is delivered to our facilities, it is passed through a number of filtration, ion exchange and reverse osmosis processes by which it is reduced to a very pure approximately 5 parts per million of total dissolved solids. Water is oxygenated using the purest oxygen commercially available in a proprietary process. The water is then treated with ultraviolet light, which effectively kills bacteria and other micro- organisms before delivery to the bottling area where the various products are filled and capped. The filling room is supplied with pressurized air from high-capacity HEPA (High-Efficiency Particulate Air) filters, resulting in a clean filling and capping environment.

         The manufacturing process is designed to be highly automated. Bottles are mechanically de-palletized, cleaned, filled and capped. The filled bottles are automatically coded, labeled, tamper banded (if applicable), and packed in cases. After palletizing and stretch wrapping, the product is either loaded directly onto a truck for immediate shipment or is stored in a warehouse for future shipment.

         We maintain exacting internal quality control standards. Each shift's production is tested in our laboratory facilities according to FDA and IBWA standards, and random samples are submitted regularly to an independent laboratory for confirmation testing.

WATER SOURCES

         Under FDA guidelines, bottled water must contain fewer than 500 parts per million ("ppm") in total dissolved solids. Varying amounts and types of dissolved solids provide different tastes to water. Aqua Clara uses FDA and International Bottled Water Association approved water sources.

COMPETITION

         The bottled water industry is highly competitive. According to "Beverage Marketing", there are approximately 350 bottled water filling locations in the United States with sales increasingly concentrated among the larger firms. According to "Beverage Marketing", the ten largest bottled water companies accounted for approximately 58.4% of wholesale dollar sales in 1996. Nearly all of our competitors are more experienced, have greater financial and management resources and have more established proprietary trademarks and distribution networks than we do. On a national basis, we compete with bottled water companies such as The Perrier Group of America, Inc. (which includes Arrowhead Mountain Spring Water, Poland Spring, Ozarka Spring Water, Zephyrhills Natural Spring Water, Deer Park, Great Bear and Ice Mountain) and Great Brands of Europe (which includes Evian Natural Spring Water and Dannon Natural Spring Water). Aqua Clara also competes with numerous regional bottled water companies located in the United States and Canada. Aqua Clara has chosen to compete by focusing on a higher quality oxygen enriched purified drinking water, innovative packaging and customer service.

SEASONALITY

         The market for bottled water is seasonal, with approximately 70% of sales taking place in the seven months of April through October inclusive. As a result of seasonality, our staffing and working capital requirements will vary during the year.

TRADEMARKS

         We have registrations in the U.S. Patent and Trademark Office for the Aqua Clara mark as well as certain other marks we use. We believe that our common law and registered trademarks have significant value and goodwill and that some of these trademarks are instrumental in our ability to create demand for and market our products. There can be no assurance that our common law or registered trademarks do not or will not violate the proprietary rights of others, that they would be upheld if challenged or that we would, in such an event, not be prevented from using the trademarks, any of which could have an adverse effect on us.

REGULATION

         Our operations are subject to numerous federal, state and local laws and regulations relating to its bottling operations, including the identity, quality, packaging and labeling of its bottled water. Our bottled water must satisfy FDA standards, which may be periodically revised, for chemical and biological purity. Our bottling operations must meet FDA "good manufacturing practices," and the labels affixed to our products are subject to FDA restrictions on health and nutritional claims. In addition, bottled water must originate from an "approved source" in accordance with federal and state standards.

         State health and environmental agencies, such as the Florida Department of Agriculture and consumer services, also regulate water quality and the manufacturing practices of producers.

         Our products satisfy Florida and Federal requirements and we are proceeding with applications to obtain distribution permits in all 50 states. These laws and regulations are subject to change, however, and there can be no assurance that additional or more stringent requirements will not be imposed on our operations in the future. Although we believe that our water supply, products and bottling facilities are and will be in substantial compliance with all applicable governmental regulations, failure to comply with such laws and regulations could have a material adverse effect on us.

LEGAL PROCEEDINGS

         We are not a party to any material legal proceedings, except as set forth in this paragraph and the immediately subsequent paragraphs. John S. McAvoy filed a civil complaint in the Circuit Court of the Sixth Judicial Circuit, in and for Pinellas County, Florida against us, Olde Monmouth Stock Transfers, a New jersey Corporation, John C. Plunkett, Rand L. Gray and Robert Guthrie, Case No. 99-004394-CI-011. The complaint is multi-part, claiming Declaratory Relief; Injunctive Relief; Breach of Fiduciary and Statutory Duties; Breach of Contract - Unpaid Promissory Notes; and Breach of Contract - Unpaid Accrued Salary. The Plaintiff sought removal of the restrictive legends on stock held and $67,973.79 in payment of Notes and Accrued Salary. The matter went to mediation. An agreement was reached between the parties whereby we agreed to delegend the Plaintiff's shares, pay Plaintiff $55,000, and agreed that, should Plaintiff be unable to sell his stock for an average price of $0.37 per share, that we would have one year in which to pay Plaintiff the difference between the sales price and $0.37 per share. Plaintiff agreed that the sale of his stock would take place in an orderly manner so as not to depress our stock price, to dismiss the case, to release the Defendants, and to cancel the notes, and to release any and all claims including salary claims. We have received information that Plaintiff's average sales price per share was $0.304 per share. Plaintiff has demanded that we pay the resulting $118,000 difference, and proposed a settlement whereby we would issue Plaintiff additional shares in lieu of a cash payment. The parties are still discussing this proposal.

         In April 2000, a former officer and director, Mr. Rand Gray filed a civil complaint in the Circuit Court of the Sixth Judicial Circuit in and for Pinellas County, Florida against us, Case No. 002122-CI-021 seeking foreclosure on his outstanding note and mortgage. Mr. Gray also seeks accrued and unpaid compensation in the form of our Common Stock as well as salary pursuant to an employment agreement and severance agreement. We are vigorously resisting these claims, which are subject to pending mediation.

         Water to Go2, Inc., a Florida corporation has filed a civil complaint in the Circuit Court of the Sixth Judicial Circuit in and for Pinellas County, Florida against us, Case No. 00279CI-20. Water to Go2 claims that we breached a contract under which we agreed to sell our oxygenated bottled water to Water to Go2 and the complaint seeks specific performance of that contract, replevin of 10,000 cases of our oxygenated bottled water and damages for the alleged breach of contract. We acknowledge that a contract exists and believe we are in compliance with the terms of such contract. Water to Go2 is owned by Pat L. Nolen, wife of John C. Plunkett, our President and Chief Operating Officer.

         Pat L. Nolen ("Nolen"), wife of John C. Plunkett, our President and Chief Operating Officer on behalf of Aqua Clara Bottling & Distribution, Inc. has filed a civil complaint in the Circuit Court of the Sixth Judicial Circuit in and for Pinellas County, Florida, Case No. 003400CI-021 against Emanuel J. Mersis, our Chairman of the Board of Directors and Chief Executive Officer, his wife Anne Mersis, each of our directors other than Mr. Plunkett and against us. Nolen seeks to require us to comply with the contract referred the to in the above paragraph and to remove Mr. Mersis from his positions with us. As disclosed above, we believe we are in compliance with the terms of the contract with Water to Go2. Our Board of Directors has refused to comply with Nolen's demands regarding Mr. Mersis and views the claims against him as without merit.


         Subsequent to May 12, 2000, our C.E.O., Emanuel J. Mersis, and Directors Michael Potopow, John Thomas and Carl Evans resigned their positions with the company. In return for their resignations, Water to Go2, Inc., and Pat
L. Nolen withdrew their respective complaints against the company and the named individuals.


EMPLOYEES

         We currently employ approximately eight (8) full-time employees, none of whom are covered by collective bargaining agreements. During peak production periods, we supplement our full-time work force with part-time employees. Aqua Clara believes that its relations with its employees are good.

                                   MANAGEMENT
         The following table sets forth certain information with respect to our executive officers and directors.


Name                        Position                  Director Since        Age
Robert F. Guthrie           Secretary, Director           1997               65
Renato P. Mariani           Director                      1999               48
John C. Plunkett            President, Chief Operations   1997               51
                            Officer and Director
E. Douglas Cifers           Chairman                      2000               50


Each director holds such position until our next annual meeting of shareholders and until his respective successor has been elected and qualifies. All officers devote full time to us. Any of our officers may be removed with or without cause at any time by our Board of Directors. There are no agreements with respect to the election of directors. We have compensated our directors, for service on the Board of Directors through the end of fiscal year 2000 by the awarding of 50,000 shares of registered common stock to each director. Any non-employee director of the Company is reimbursed for reasonable expenses incurred for attendance at meetings of the Board of Directors. The Executive Committee of the Board of Directors, to the extent permitted under Colorado law, exercises all of the power and authority of the Board of Directors in the management of the business and affairs of the Company between meetings of the Board of Directors. Each executive officer serves at the discretion of the Board of Directors.

The business experience of each of the persons listed above during the past five years is as follows:


Mr. Cifers is President of Florida Media, Inc., Florida's largest statewide magazine publishing company. Mr. Cifers entrepreneurial bent and unusual relationship-based business practices have been the focus of a Wall Street Journal article.


Mr. Guthrie has served as one of our Directors since May, 1997 and became our Secretary since December 1998. He is an attorney licensed to practice in Florida with affairs in Seminole, Florida.

Mr. Mariani has served as one of our Directors since May, 1999. He is the President of Eagle Diversified, Inc., a wholesale food, candy and tobacco company.




Mr. Plunkett serves as our President, Chief Operations Officer and a Director. He has served us since October 1996. Mr. Plunkett has over 20 years experience in the engineering consulting industry and 10 years experience in real estate management. He has been associated with us as an officer and director since our inception and became President in 1998.




We do not have a bonus profit sharing or deferred compensation plan for the benefit of its employees, officers or directors.

We began compensating our Directors beginning with the fiscal year ending April 1, 2000.

We entered into Employment Agreements as of August 31, 1999 with Emanuel J. Mersis and John C. Plunkett.

Under the agreement with Mr. Mersis, we agreed to employ him as our Chief Executive Officer through July 31, 2004, subject to termination under certain circumstances. Under the agreement with Mr. Mersis, he will receive an annual salary of seventy-five thousand dollars ($75,000) and, if he fulfills the full five year term of the agreement, he would hold options to purchase twenty-two and four tenths percent (22.4%) of our outstanding common shares at a purchase price of $0.01 per share. These options vest in five equal installments of twenty percent (20%), with the first installment being exercisable during the first twelve months of the agreement and with an additional twenty percent (20%) becoming exercisable on each of the four successive anniversary dates of the agreement, and are subject to readjustment in the event we issue additional shares during the term of the agreement.


Subsequent to May 12, 2000, Messrs. Mersis, Evans, Potopow and Thomas resigned their positions with the company. Mr. Mersis was replaced as Chairman by E. Douglas Cifers, President of Florida Media, a publishing company headquartered in Lakeland, Florida, which currently publishes approximately 18 magazines. John Plunkett assumed the position of Chief Executive Officer. Under the terms of his resignation, Mr. Mersis gave up the rights to exercise the above stock options.


Under the agreement with Mr. Plunkett, we agreed to employ him as our Chief Operating Officer through July 31, 2004, subject to termination under certain circumstances. Under the agreement with Mr. Plunkett, he will receive an annual salary of seventy-five thousand dollars ($75,000) and, if he fulfills the full five year term of the agreement, he would hold options to purchase seven and six tenths percent (7.6%) of our outstanding common shares at a purchase price of $0.01 per share. These options vest in five equal installments of twenty percent (20%), with the first installment being exercisable during the first twelve months of the agreement and with an additional twenty percent (20%) becoming exercisable on each of the four successive anniversary dates of the agreement, and are subject to readjustment in the event we issue additional shares during the term of the agreement.

EXECUTIVE COMPENSATION


         The following table sets forth the cash and stock compensation of our executive officers and directors during each of the last three fiscal years. The remuneration described in the table does not include the cost we incurred in furnishing benefits to the named executive officers, including premiums for health insurance and other benefits provided to such individual that are extended in connection with the conduct of our business. The value of such benefits cannot be precisely determined, but the executive officers named below did not receive other compensation in excess of the lesser of $25,000 or 10% of such officer's cash and stock compensation.


                           SUMMARY COMPENSATION TABLE

----------------------- --------------------------------------------- ---------------------------------------------------
                                    Annual Compensation                             Long Term Compensation
----------------------- --------------------------------------------- ---------------------------------------------------
                                                                               Awards           Payouts
----------------------- ------- ---------- --------- ---------------- ------------------------- ---------- --------------
Name and                 Year    Salary     Bonus     Other Annual     Restricted    Options/    LTIP       All Other
Principal Position                                    Compensation     Stock ($)     SARs(#)     Payouts    Compen-
                                                                                                 ($)        sation
----------------------- ------- ---------- --------- ---------------- ------------- ----------- ---------- --------------
Emanuel J. Mersis       2000    $75,000    -0-       -0-              -0-           -0-         -0-        -0-
Chairman/C.E.O.
----------------------- ------- ---------- --------- ---------------- ------------- ----------- ---------- --------------
John C. Plunkett        2000    $75,000    -0-       -0-              -0-           -0-         -0-        -0-
President/C.O.O.        1999    $28,000    -0-       -0-              -0-           -0-         -0-        $255,000(1)
                        1998    $43,875    -0-       -0-              -0-           -0-         -0-        -0-

----------------------- ------- ---------- --------- ---------------- ------------- ----------- ---------- --------------


Mr. Mersis joined us as Chairman and Chief Executive Officer in July 1999.

Mr. Plunkett joined the Company in October 1996 and was named President in October 1998


(1) This amount is comprised of 750,000 free trading shares of our common stock which Mr. Plunkett received during the period in which he served as our Chief Executive Officer. This amount included reimbursement of notes payable and accrued interest on such notes and deferred salary.

                             PRINCIPAL SHAREHOLDERS
         The following table sets forth information about the beneficial ownership of our Common Stock as of the date of this Prospectus by (i) each person who we know is the beneficial owner of more than 5% of the outstanding shares of Common Stock (ii) each of our directors and executive officers, and
(iii) all of our directors and executive officers as a group. The Percentage After Offering column assumes the conversion of $250,000 principal amount of Debentures into 1,666,664 shares of common stock. See "Selling Shareholders".

                                                                           PERCENTAGE               PERCENTAGE
NAME AND ADDRESS(1)                            COMMON STOCK              BEFORE OFFERING          AFTER OFFERING
----------------                               ------------              ---------------          --------------

John C. Plunkett(2)                               1,450,000                     2.42%                    1.51%
1315 Cleveland Street
Clearwater, Florida 33755

Renato P. Mariani                                   900,000                     1.52%                        *
1315 Cleveland Street
Clearwater, Florida 33755

Robert Guthrie                                      125,000                         *                        *
1315 Cleveland Street
Clearwater, Florida 33755

All Directors and Executive                       2,475,000                      3.94%                    1.51%
Officers as a Group (3 persons)


*less than 1%

(1) Unless otherwise noted below, we believe that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them. For purposes hereof, a person is considered to be the beneficial owner of securities that can be acquired by such person within 60 days from the date hereof upon the exercise of warrants or options or the conversion of convertible securities. Each beneficial owner's percentage ownership is determined by assuming that any such warrants, options or convertible securities that are held by such person (but not those held by any other person) and which are exercisable within 60 days from the date hereof, have been exercised.

(2)      Includes 650,000 shares issuable upon exercise of options.

Subsequent to May 12, 2000, Mr. Mersis resigned, giving up the rights to 3,800,000 shares of exercisable options.

                              CERTAIN TRANSACTIONS

         On March 29, 1999, Corporate Relations Group ("CRG") exercised 250,000 options at a reduced price of $0.10 per share, offered by us to raise operating capital. These options were granted originally pursuant to a Lead
Generation/Corporate Relations Agreement which we entered into with CRG in November 1997

         We agreed to issue 100,000 restricted shares to CRG, such shares to be returned should the Company file and cause to be effective a registration statement for the shares underlying the options within 120 days of the date of the agreement (these shares have been issued). CRG was also granted piggyback rights for these shares, which were subsequently disbursed when the Company failed to meet the deadline for registration effectiveness. Under its agreement with the Company, CRG has agreed to perform financial public relations services for the Company, consisting of disseminating information about the Company to the investing public, for $400,000 paid in cash in December, 1997. Under the Core Broker program undertaken by CRG, the Company was required to host a due diligence trip for up to ten retail brokers who demonstrated an interest in the Company.

         In August, 1998, we entered into two subscription agreements to issue 250,000 shares for $250,000. Under the terms of these agreements, the $250,000 was paid and the stock was issued and was included in the registration which became effective October, 1998. Mr. John McAvoy has loaned the Company amounts for working capital. The loans were represented by promissory notes due on demand and bearing interest of 6%. Mr. McAvoy eventually commenced litigation against us concerning some of these as well as other items. This lawsuit has now been settled. See "Business - Legal Proceedings."

         Mr. John Plunkett's spouse is a stockholder in a corporation and has a contract to distribute the Company's products.

         Pursuant to the terms of the original Amended Employment Agreements dated January 20, 1998, on December 15, 1998, the Company reduced the accrued and unpaid 1997-98 salaries of Messrs. Plunkett ($50,000) and Gray ($39,000) to promissory notes and secured their interest with the assets of the Company. On January 21, 1999, the Company reduced the remainder of the accrued and unpaid 1997-98 salaries of Messrs. Plunkett ($8,881) and Gray ($9,948) to promissory notes subject to the continuing security interests. The promissory notes are demand instruments at 5% simple interest. A blanket Security Agreement on all of the Company's assets, a UCC filing on the Company's non-realty assets, and a mortgage on the Company's realty secures each note. Each note, security agreement, UCC filing and mortgage includes any future accrued and unpaid salary.

         During October through December, 1998, the Company received emergency loans from Messrs. Plunkett ($11,839), Gray ($7,436) and Guthrie ($5,000), which amounts were reduced to promissory notes and secured with the assets of the Company. During January, 1999, the Company received emergency loans from Messrs. Plunkett ($533) and Gray ($11,013), which amounts were reduced to promissory notes on January 21, 1999, subject to the continuing security interests. The promissory notes are demand instruments at 5% simple interest. A blanket Security Agreement on all of the Company's assets, a UCC filing on the Company's non-realty assets, and a mortgage on the Company's realty secures each note. Each note, security agreement, UCC filing and mortgage includes any future advancement of additional funds.


         Subsequent to April 3, 1999, the Company issued Mr. Guthrie 50,000 shares of common stock in full payment of the secured note described above, retiring the note, and as compensation. The Company issued Mr. Plunkett 750,000 shares of common stock in full payment of the secured notes for accrued salary and moneys loaned the Company, described above, retiring the notes, and as compensation.


         The Company on January 21, 1999, reduced the legal fees and costs ($45,480) owed to its litigation counsel, Mr. Michael C. Berry, and its corporate counsel, Mr. Michael Geo. F. Davis, to a promissory note. The promissory note is a demand instrument at 5% simple interest. A mortgage on the Company's realty secures the note. The note, security agreement, and mortgage include any future fees or costs advancements.

         Subsequent to April 3, 1999, the Company paid the amounts owed Messrs. Berry and Davis, retiring the note described above.

         The Company on February 11, 1999, received a loan from a group of the Company's shareholders, who are neither officers nor directors. Under the loan terms $250,000 was made available over ninety days. The 10% interest rate was payable in cash or stock. A blanket Security Agreement on all of the Company's assets, a UCC filing on the Company's non-realty assets, and a mortgage on the Company's realty secures the note. The note, security agreement, UCC filing and mortgage include any future advancements of additional funds. Messrs. Plunkett, Gray, Guthrie and Berry/Davis subordinated their mortgages, where filed, to the mortgage of the loaning shareholders.

         Subsequent to April 3, 1999, the Company on June 25, 1999, paid off the loan described above, retiring the note.

                  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

         Aqua Clara's former independent accountant BDO Seidman, LLP ("BDO Seidman") resigned from that capacity on December 29, 1997. The report by BDO Seidman on the financial statements of Aqua Clara dated November 10, 1997, including a balance sheet as of March 31, 1997 and the statements of operations, cash flows and statement of stockholders' equity for the eight months ended March 31, 1997 and the period inception (August 17, 1995) through March 31, 1997 did not contain an adverse opinion or a disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope or accounting principles, except as to the uncertainty as to whether Aqua Clara would continue as a going concern. However, subsequent to the issuance of BDO Seidman's audit report, Aqua Clara included the audit report, together with unaudited financial statements of Aqua Clara as of and for the six months ended October 4, 1997, in a private placement memorandum relating to the offering of the Series A Preferred Stock. BDO Seidman did not consent to the use of the audit report in the private placement memorandum, and did not have the opportunity to review the private placement memorandum or the unaudited financial statements until after the close of the offering, at which time BDO Seidman indicated to Aqua Clara's President that certain prepaid expenses were incorrectly capitalized as of October 4, 1997. The Board of Directors did not itself discuss this issue of the capitalization of expenses with BDO Seidman. BDO Seidman resigned as a result of what it considered to be an unauthorized dissemination of its audit report coupled with the inaccuracies in the unaudited financial statements. Aqua Clara did not disagree with BDO Seidman as to the inaccuracies and expensed the prepaid expenses in question, which were included in the $488,700 expensed for consulting services in the year ended April 4, 1998. BDO Seidman has been advised of the restatement. A letter from the former independent accountant for Aqua Clara is attached as an exhibit to the Registration Statement of which this Prospectus is a part. There have been no other transactions similar to the above transaction in disagreement. On December 30, 1997 Aqua Clara engaged Pender Newkirk & Company as its new independent accountants. Pender Newkirk & Company had no discussions with BDO Seidman on the classification of expenses.

         The Company dismissed Pender Newkirk & Company on April 3, 1999. Tedder, James Worden and Associates, P.A., Orlando, Florida were appointed as the new independent accountants on April 3, 1999. During the period covered by the financial statements through the date of resignation of the former accountant, there were no disagreements with the former accountant on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

                              SELLING SHAREHOLDERS

         The shares of our Common Stock offered by the Selling Shareholders (the "Shares") will be offered at market prices, as reflected on the Electronic Bulletin Board, or on the NASDAQ Small Cap Market if the Common Stock is then traded on NASDAQ. The aggregate number of shares offered for resale upon conversion of the Debentures will be based on the conversion rate in effect at the time of conversion. It is anticipated that registered broker-dealers will be allowed the commissions which are usual and customary in open market transactions. There are no other arrangements or understandings with respect to the distribution of the Common Stock.

         The number of shares of Common Stock issuable upon conversion of each of the shares of the Series B Debentures, and the consequent number of shares of Common Stock available for resale under this Prospectus, is based upon a conversion ratio which is $1,000 divided by 65% of the closing bid price of the Common Stock on the Electronic Bulletin Board NASDAQ averaged over the five trading days immediately prior to the date of conversion. Based upon an assumed conversion price of $0.14 per share, 7,143 shares of Common Stock would be issuable per each $1,000 in Debentures. The relationship, if any, between Aqua Clara and any Selling Stockholder is set forth below. The Percentage Before Offering has been computed in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, by dividing the number of shares held by each Selling Shareholder by the sum of the number of shares outstanding and the number of shares, if any, issuable to the Selling Shareholder within 60 days (but assuming no issuances to any other person).


                                          Stock       Percent        Stock      Percent
                                          owned       owned          owned      owned
                                          prior to    prior  to      after      after
Name                                      Offering    Offering       Offering   Offering
James W. Spratt II                             215,465  *               0          0
Roy E. Leinster                                633,797  1.07            0          0
Ronnie L. Williams, Sr.                        494,950  *               0          0
Frederick Lenz (1)                             360,369  *               0          0
Kimberly J. Dowda (2)                          727,464  1.04            0          0
Edwards Capital Corp.                          562,309  *               0          0
Agricola Coco Bonh, S.A. (3)                 1,110,374  1.51            0          0
Bruce R. Knox                                1,242,860  2.09            0          0
John T. Mitchell                               393,590  *               0          0
Lighthouse Holdings, LLC (4)                   569,451  *               0          0
Joe Sloves                                     185,534  *               0          0
Taurus Enterprises, LLC                        185,534  *               0          0
Philip M. Holstein, Jr.                        185,534  *               0          0
Bryan King                                     185,534  *               0          0
Carmen A. Danella (5)                        1,138,901  1.18            0          0
Gary Pereira                                   552,519  *               0          0
Peter Kertes                                   371,067  *               0          0
John Thomas                                    371,067  *               0          0
D. Robert Bradshaw                             996,063  1.68            0          0
Vinton Packaging                                33,333  *               0          0
Stephen P. Rambeaux                             20,049  *               0          0
Dennis R. Roehrich                              50,000  *               0          0
Patricia A. Livingston                          50,000  *               0          0
C. A. Oportunidad                               13,433  *               0          0
Barry Seidman                                  150,914  *               0          0
James Skalko                                    81,392  *               0          0
Thomas G. Vinton                               305,000  *               0          0
Dennis Zweig                                   240,000  *               0          0
Karen Roche                                    241,897  *               0          0
Jon C. Botula                                  241,897  *               0          0
Virginia M. Blanchard                          241,897  *               0          0
Linton S. Munroe, Jr.                          241,897  *               0          0
Mark Giombetti                                 241,897  *               0          0
Richard Crane                                  290,276  *               0          0
James Crane                                    241,897  *               0          0
William Joseph Mannion                         200,000
John C. Plunkett(6)                          1,000,000  12.5            0          0
E. Douglas Cifers(7)                         1,000,000  12.5            0          0
Clarence J. Socia                            1,000,000
Hass & Castillio, P.A.                         151,972  *               0          0
Crowe, Chizek and Co. LLP                      174,166  *               0          0

TOTAL                                       16,969,299


*Less than 1%

(1) Includes 274,725 shares issuable upon conversion of $25,000 principal amount of Debentures at an assumed conversion price of $0.14 per share and 10,000 shares issued in lieu of interest on such Debentures.
(2) Includes 274,725 shares issuable upon conversion of $25,000 principal amount of Debentures at an assumed conversion price of $0.14 per share and 10,000 shares issued in lieu of interest on such Debentures.
(3) Includes 549,451 shares issuable upon conversion of $50,000 principal amount of Debentures at an assumed conversion price of $0.14 per share and 20,000 shares issued in lieu of interest on such Debentures.
(4) Includes 549,451 shares issuable upon conversion of $50,000 principal amount of Debentures at an assumed conversion price of $0.14 per share and 20,000 shares issued in lieu of interest on such Debentures.
(5) Includes 1,098,901 shares issuable upon conversion of $100,000 principal amount of Debentures at an assumed
(6) Comprised of 1,000,000 shares issuable upon the exercise of options at an exercise price of $0.01 per share of which 20% have vested already and the remaining vest in equal installments on July 31 of each of this year and the following three years. Mr. Plunkett is our President and CEO.
(7) Comprised of 1,000,000 shares issuable upon the exercise of options at an exercise price of $0.01 per share of which 20% have vested already and the remaining vest in equal installments on July 31 of each of this year and the following three years. Mr. Cifers is Chairman of the Board of Directors.

     conversion price of $0.15 per share and 40,000 shares issued in lieu of interest on such Debentures.

(6) Comprised of 7,375,000 shares issuable upon the exercise of options at an exercise price of $0.01 per share of which 20% have vested already and the remaining vest in equal installments on July 31 of each of this year and the following three years. Mr. Plunkett is our President and CEO.

(7) Comprised of 7,375,000 shares issuable upon the exercise of options at an exercise price of $0.01 per share of which 20% have vested already and the remaining vest in equal installments on July 31 of each of this year and the following three years. Mr. Cifers is Chairman of the Board of Directors.

                              PLAN OF DISTRIBUTION

         Each Selling Shareholder is free to offer and sell his or her Shares at such times, in such manner and at such prices as he or she shall determine. Such common shares may be offered by selling stockholders in one or more types of transactions, which may or may not involve brokers, dealers or cash transactions. The Selling Stockholders may also use Rule 144 under the Securities Act, to sell such securities, if they meet the criteria and conform to the requirements of such Rule.

         There is no underwriter or coordinating broker acting in connection with the proposed sale of Common Stock by the Selling Stockholders. The Selling Stockholders have advised us that sales of Common Stock may be effected from time to time in by the following events:

                           - transactions in the Over-the-Counter Bulletin Board, including block transactions and/or negotiated transactions

                           - through the writing of options on the Common Stock

                           - a combination of such methods of sale at fixed prices which may be changed, at market prices prevailing at the time of sale, or at negotiated prices

         The Selling Stockholders may effect such transactions by selling Common Stock directly to purchasers or to or through broker/dealers which may act as agents or principals. Such broker/dealers may receive compensation in the form of discounts, concessions, or commissions from the selling stockholders.

         The Selling Stockholders and any broker/dealers that act in connection with the sale of the Common Stock might be deemed to be "underwriters" within them meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit on the resale of the Class A common stock as principal might be deemed to be underwriting discounts and commissions under the Securities Act. The Selling Stockholders may agree to indemnify any agent, dealer or broker/dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act. Because Selling Stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, they will be subject to prospectus delivery requirements under the Securities Act.

         Furthermore, in the event of a distribution of his or her Common Stock, any Selling Stockholder, any selling broker/dealer and any affiliated purchasers may be subject to Regulation M which prohibits any "stabilizing bid" or "stabilizing purchase" for the purpose of pegging, fixing or stabilizing the price of the Class A common stock in connection with the offering.

                            DESCRIPTION OF SECURITIES

COMMON STOCK

         Our Articles of Incorporation authorize the issuance of 100,000,000 shares of Common Stock, no par value per share, of which 59,232,430 shares were outstanding as of April 18, 2000. See "Certain Transactions." We have no plans to sell additional shares of common stock at this time, but reserve the right to do so to meet future operating requirements. Holders of shares of Common Stock are entitled to one vote for each share on all matters to be voted on by the stockholders. Holders of Common Stock have no cumulative voting rights. Holders of shares of Common Stock are entitled to share ratably in dividends, if any, as may be declared, from time to time by the Board of Directors in its discretion, from funds legally available therefor. In the event of a liquidation, dissolution or winding up of Aqua Clara, the holders of shares of Common Stock are entitled to share pro rata all assets remaining after payment in full of all liabilities and the liquidation preference to holders of Series A and Series B Preferred Stock. Holders of Common Stock have no preemptive rights to purchase our common stock. There are no conversion rights or redemption or sinking fund provisions with respect to the common stock. All of the outstanding shares of Common Stock are, and the shares of Common Stock will be, when issued and delivered, fully paid and non-assessable, including Shares issuable upon conversion of the Preferred Stock.

PREFERRED STOCK
         Our Articles of Incorporation authorize the issuance of 5,000,000 shares of preferred stock, no par value, of which 200 shares of Series A Preferred Stock were outstanding as of April 18, 2000. The Series A Preferred Stock is convertible, at the option of the holder, into shares of common stock at an initial Conversion Rate, subject to adjustments, at a number of shares of Common Stock equal to $1,000 divided by the lower of (i) Sixty-Five Percent (65%) of the average Market Price of the Common Stock for the five trading days immediately prior to the Conversion Date (defined below) or (ii) $1.875, increased proportionally for any reverse stock split and decreased proportionally for any forward stock split or stock dividend. Market Price for any date shall be the closing bid price of the Common Stock on such date, as reported by the National Association of Securities Dealers Automated Quotation System ("NASDAQ"), or the closing bid price in the over-the-counter market if other than NASDAQ. The holders of Series A Preferred have no voting rights, and have a liquidation preference of $1,300 per share over the Common Stock. Dividends on the Series A Preferred are payable at the rate of 8% per annum ($80 per share of Series A Preferred Stock) payable on each July 1, in either cash, or in the option of Aqua Clara, Common Stock valued at the Conversion Rate. The initial closing for the sale of the Series of Preferred Stock was on November 11, 1997. The holders of the Series A Preferred Stock have the right to receive, at the time of conversion, additional penalty shares equal to (a) 5% if Aqua Clara did not file a registration statement to register the underlying common stock by January 15, 1998, (b) an additional 5% if the registration statement is not declared effective by April 15, 1998, and (c) an additional 5% if we do not deliver certificates representing the Common Stock within 5 days of the date of conversion. Since the registration statement of which this Prospectus is a part was filed by January 15, 1998 but not declared effective by April 15, 1998, the holders of Series A Preferred Stock are entitled to 5% additional shares upon conversion.

         Aqua Clara's Board of Directors has authority, without action by the shareholders, to issue all or any portion of the authorized but unissued preferred stock in one or more series and to determine the voting rights, preferences as to dividends and liquidation, conversion rights, and other rights of such series. Aqua Clara considers it desirable to have preferred stock available to provide increased flexibility in structuring possible future acquisitions and financings and in meeting corporate needs which may arise. If opportunities arise that would make desirable the issuance of preferred stock through either public offering or private placements, the provisions for preferred stock in Aqua Clara's Articles of Incorporation would avoid the possible delay and expense of a shareholder's meeting, except as may be required by law or regulatory authorities. Issuance of the preferred stock could result, however, in a series of securities outstanding that will have certain preferences with respect to dividends and liquidation over the Common Stock which would result in dilution of the income per share and net book value of the Common Stock. Issuance of additional Common Stock pursuant to any conversion right which may be attached to the terms of any series of preferred stock may also result in dilution of the net income per share and the net book value of the Common Stock. The specific terms of any series of preferred stock will depend primarily on market conditions, terms of a proposed acquisition or financing, and other factors existing at the time of issuance. Therefore, it is not possible at this time to determine in what respect a particular series of preferred stock will be superior to Aqua Clara's Common Stock or any other series of preferred stock which Aqua Clara may issue. The Board of Directors may issue additional preferred stock in future financings, but has no current plans to do so at this time.

         The issuance of Preferred Stock could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of Aqua Clara.

         Aqua Clara intends to furnish holders of its common stock annual reports containing audited financial statements and to make public quarterly reports containing unaudited financial information.

TRANSFER AGENT


         The transfer agent for the Common Stock is Olde Monmouth Stock Transfer Company, 77 Memorial Parkway Atlantic Highlands, NJ 07716 and its telephone number is (732)872-2727.

                                  LEGAL MATTERS

         The legality of the Shares offered hereby will be passed upon for Aqua Clara by The Law Office of L. Van Stillman, P.A., Delray Beach, FL 33483

                                     EXPERTS

         The audited financial statements included in this Prospectus as of April 4, 1998 and for the years ended April 4, 1998 and March 31, 1997 have been audited by Pender Newkirk & Company, independent certified public accountants, to the extent and for the periods set forth in their report thereon and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing. The audited financial statements for the year ended April 3, 1999 have been audited by Tedder, James, Worden & Associates, P.A., independent certified public accountants, to the extent and for the period set forth in their report.

                                 INDEMNIFICATION

         Aqua Clara has adopted provisions in its articles of incorporation and bylaws that limit the liability of its directors and provide for indemnification of its directors and officers to the full extent permitted under the Colorado General Business Act. Under Aqua Clara's articles of incorporation, and as permitted under the Colorado General Business Act, directors are not liable to Aqua Clara or its stockholders for monetary damages arising from a breach of their fiduciary duty of care as directors. Such provisions do not, however, relieve liability for breach of a director's duty of loyalty to Aqua Clara or its stockholders, liability for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, liability for transactions in which the director derived an improper personal benefit or liability for the payment of a dividend in violation of Colorado law. Further, the provisions do not relieve a director's liability for violation of, or otherwise relieve Aqua Clara or its directors from the necessity of complying with, federal or state securities laws or affect the availability of equitable remedies such as injunctive relief or recision.

         At present, there is no pending litigation or proceeding involving a director, officer, employee or agent of Aqua Clara where indemnification will be required or permitted. Aqua Clara is not aware of any threatened litigation or proceeding that may result in a claim for indemnification by any director or officer.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of Aqua Clara pursuant to the foregoing provisions, or otherwise, Aqua Clara has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

         In the event that a claim for indemnification against such liabilities (other than the payment by Aqua Clara of expenses incurred or paid by a director, officer or controlling person of Aqua Clara in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Aqua Clara will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                    AQUA CLARA BOTTLING & DISTRIBUTION, INC.

                          INDEX TO FINANCIAL STATEMENTS



Report of Tedder, James, Worden & Associates, P.A., Independent Certified Public Accountants....      F-2
Report of Pender Newkirk & Company, Independent Certified Public Accountants....................      F-3
Consolidated Balance Sheets at July 1, 2000 Unaudited, April 1, 2000 and April 3, 1999..........      F-4
Consolidated Statement of Operations for the three months ended July 1, 2000 and July 3, 1999
       (unaudited) and the years ended April 1, 2000, April 3, 1999 and April 4, 1998...........      F-5
Consolidated Statement of Shareholders Equity for the three months ended July 1, 2000 (unaudited)
       and the years ended April 1, 2000, April 3, 1999, April 4, 1998 and March 31, 1997.......      F-6
Consolidated Statement of Cash Flows for the three months ended July 1, 2000 and July 3, 1999
       (unaudited) and the years ended April 1, 2000, April 3, 1999 and April 4, 1998...........      F-7
Notes to Financial Statements for the years ended April 1, 2000, April 3,
       1999 and April 4, 1998 and for the Three Months ended July 1, 2000
       (unaudited) and July 3, 1999 (unaudited).................................................      F-9



                          Independent Auditor's Report


Board of Directors
Aqua Clara Bottling & Distribution, Inc. and Subsidiary
Clearwater, Florida


We have audited the accompanying consolidated balance sheet of Aqua Clara Bottling & Distribution, Inc. and Subsidiary as of April 3, 1999 and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the management of Aqua Clara Bottling & Distribution, Inc. and Subsidiary. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Aqua Clara Bottling & Distribution, Inc. and Subsidiary as of April 3, 1999 and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered losses from operations and has negative working capital. Realization of a major portion of the assets is dependent on the Company's ability to meet its future financing requirements, and the success of future operations. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plan regarding these matters are also described in Note 1 to the consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Tedder, James, Worden & Associates, P.A.


May 28, 1999, except as to Note 1 which is as of June 25, 1999
Orlando, FL

                          Independent Auditors' Report


Board of Directors
Aqua Clara Bottling & Distribution, Inc.
 and Subsidiary (A Development Stage Enterprise)
Largo, Florida


We have audited the accompanying consolidated balance sheet of Aqua Clara Bottling & Distribution, Inc. and Subsidiary (a development stage enterprise) as of April 4, 1998 and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the years ended April 4, 1998 and March 31, 1997. These consolidated financial statements are the responsibility of the management of Aqua Clara Bottling & Distribution, Inc. and Subsidiary. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Aqua Clara Bottling & Distribution, Inc. and Subsidiary as of April 4, 1998 and the results of its operations and its cash flows for the years ended April 4, 1998 and March 31, 1997 in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has been in the development stage since its inception on August 17, 1995. Realization of a major portion of the assets is dependent on the Company's ability to meet its future financing requirements, and the success of future operations. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans regarding these matters are also described in Note 1 to the consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.


Pender Newkirk & Company
Certified Public Accountants
Tampa, Florida
May 27, 1998

Aqua Clara Bottling & Distribution, Inc. And Subsidiary
Consolidated Balance Sheets

                                                   July 1, 2000 April 1, 2000 April 3, 1999
                                                    (UNAUDITED)
Assets
Current assets:
  Cash                                                  15,908      20,980        9,960
  Accounts receivable, net of allowance for
    doubtful accounts of $10,000 in 1999                22,884      10,793       48,085
  Inventories                                          280,737     290,145       62,729
  Prepaid expenses & other current assets              281,416     398,185       26,586

  Total Current Assets                                 600,945     720,103      147,360

Property, plant, and equipment,
  net of accumulated depreciation                    1,806,574   1,832,669    1,898,287
Other assets                                             1,506       1,506        1,506

    Total Assets                                     2,409,025   2,554,278    2,047,153
                                                   ===========  ========== ============
Liabilities and Stockholders' Equity
Current liabilities:
  Accounts payable, trade                              167,305     132,057      426,483
  Accrued expenses                                      54,405     237,073      248,348
  Current maturities of long term debt                 215,602     254,693       18,149
  Current obligation under capital lease                 3,702       6,042        3,526
  Deferred Revenue                                       3,000           0            0
  Due to stockholders                                  344,049     334,153      370,066
  Other current liabilities                             11,663           0       26,692

  Total current liabilities                            799,726     964,018    1,093,264

Long-term debt, less current maturities                158,193     140,607      261,976
Obligation under capital lease, less current portion    16,899      14,559       12,065

    Total Liabilities                                  974,818   1,119,184    1,367,305

Stockholders' equity:
  Preferred  stock; no par value,5,000,000
    shares authorized; 100, 200, and 1,676
    shares issued and outstanding as of
    July 1, 2000, April 1, 2000 and April 3, 1999
    respectively                                        74,601     149,203    1,250,284
  Common stock; no par value, 100,000,000 shares
    authorized; 62,505,496, 58,960,851, and
    16,160,523 shares issued and outstanding
    as of July 1, 2000,  April 1, 2000, and
    April 3,1999 respectively                        8,859,647   8,440,527    3,772,285
  Additional paid in capital                         2,058,182   2,454,942    1,417,391

Accumulated deficit                                 (9,558,222) (9,609,578)  (5,760,112)

    Total Stockholders' Equity                       1,434,208   1,435,094      679,848

    Total Liabilities and Stockholders' Equity       2,409,026   2,554,278    2,047,153
                                                   ===========  ========== ============

See accompanying notes to consolidated financial statements.

Aqua Clara Bottling & Distribution, Inc. And Subsidiary
Consolidated Statements of Operations
For three months ended July 1, 2000 and July 3, 1999 and the years ended April 1, 2000, April 3, 1999, and April 4, 1998

                                                  July 1, 2000 July 3, 1999 April 1, 2000 April 3, 1999 April 4, 1998
                                                  (UNAUDITED)  (UNAUDITED)
Sales                                                   89,976     103,474      293,980     184,952        135,710
Cost of sales                                           61,414      62,957      229,839     142,133        277,146

Gross profit                                            28,562      40,517       64,141      42,819       (141,436)

General, administrative, and sales expenses            350,099     530,288    2,917,367   1,568,388      2,084,099

Stock Options Forfeited                               (410,020)          0            0           0              0

Operating profit (loss)                                 88,483    (489,771)  (2,853,226) (1,525,569)    (2,225,535)
Other income (expense):
  Interest expense                                      (7,931)    (14,063)    (624,852)    (40,601)       (38,968)
  Interest and other income                                  0           0        8,420       5,256         27,589
  Gain (loss) on sale of assets                              0     (10,415)      (5,791)     (2,467)        33,200
  Other                                                      0       7,753            0      (3,971)             0

  Net other income (expense)                            (7,931)    (16,725)    (622,223)    (41,783)        21,821

Net income (loss) before cumulative effect of a
  change in accounting principle                        80,552    (506,496)  (3,475,449) (1,567,352)    (2,203,714)
Cumulative effect of a change in
  accounting principle                                       0           0            0     (23,194)             0

Net income (loss)                                       80,552    (506,496)  (3,475,449) (1,590,546)    (2,203,714)

Dividends on preferred stock:
Amortization of intrinsic value
  of conversion right                                        0           0            0           0      1,417,391
Unpaid 8.0% cumulative dividends                        29,196           0      279,671     176,317         59,178

Net income (loss) applicable to common stock            51,356    (506,496)  (3,755,120) (1,766,863)    (2,262,892)

Basic income (loss) per common share              $    0.00085 $     (0.03) $     (0.12) $    (0.20)    $    (0.62)

Weighted average common shares outstanding          60,685,328  19,250,055   30,942,463   8,911,295      5,962,307



See accompanying notes to consolidated financial statements.

Aqua Clara Bottling & Distribution,Inc. And Subsidiary
Consolidated  Statements of  Stockholders' Equity
For three months ended July 1, 2000 and the years ended April 1, 2000, April 3, 1999, April 4, 1998 and March 31, 1997

                                                            Additional
                                     Preferred Stock       Common Stock       Paid In  Accumulated  Subscription
                                      Shares   Amount    Shares     Amount     Capital   Deficit     Receivable
Balances, March 31, 1997                 0          0   4,884,122  1,032,416         0   (447,046)   (50,000)
Collection of subscription
  receivable, April 1997                 0          0           0          0         0          0     50,000
Issuance of common stock
  for services & $100,000                0          0   1,312,500  1,501,250         0          0          0
Stock issued through regulation D
  offering, December 1997            2,500    447,597      75,000    247,500 1,417,391          0          0
Amortization of the intrinsic
  value of the conversion rights
  of the preferred stock                 0  1,417,391           0          0         0 (1,417,391)         0
Net loss for the year                    0          0           0          0         0 (2,203,714)         0
Balances, April 4, 1998              2,500  1,864,988   6,271,622  2,781,166  1,417,39 (4,068,151)         0

Stock issued through Regulation D
  offering August 1998                   0          0     250,000    250,000         0          0          0
Conversion of preferred stock         (824)  (614,704)  8,742,280    614,704         0          0          0
Preferred stock dividends                0          0     646,621    101,415         0   (101,415)         0
Issuance of common stock
  exercise of options                    0          0     250,000     25,000         0          0          0
Net loss for the year                    0          0           0          0         0 (1,590,546)         0
Balances, April 3, 1999              1,676  1,250,284  16,160,523  3,772,285  1,417,39 (5,760,112)         0

Conversion of preferred stock       (1,476)(1,101,081) 18,958,035  1,101,081         0          0          0
Preferred stock dividends                0          0   2,946,064    374,017         0   (374,017)         0
Conversion of Debentures                 0          0  12,394,597    900,000         0          0          0
Common Stock issuance for services
  and $147,009                           0          0   8,501,632  2,293,144         0          0          0
Issuance of stock options to employees   0          0           0          0   494,000          0          0
Allocation of beneficial conversion
  feature of debentures                  0          0           0          0   543,551          0          0
Net loss for the year                    0          0           0          0         0 (3,475,449)         0
Balances - April 1, 2000               200    149,203  58,960,851  8,440,527  2,454,94 (9,609,578)         0

Conversion of preferred stock         (100)   (74,601)  1,245,076    103,798         0          0          0
Preferred stock dividends                0          0           0          0         0    (29,196)         0
Conversion of Debentures                 0          0   1,707,682    192,197         0          0          0
Common Stock issuance for services       0          0     591,887    123,125         0          0          0
Issuance of stock options to employees   0          0           0          0  (396,760)         0          0
Net  income /(loss) for the 1st quarter  0          0           0          0         0     80,552          0
Balances - July 1, 2000 (unaudited)    100     74,602  62,505,496  8,859,647  2,058,18 (9,558,222)         0

Aqua Clara Bottling & Distribution, Inc. And Subsidiary
Consolidated Statements of Cash Flows
For three months ended July 1, 2000 and July 3, 1999 and the years ended April 1, 2000, April 3, 1999, and April 4, 1998

                                                  July 1, 2000 July 3, 1999 April 1, 2000  April 3, 1999 April 4, 1998
                                                  (UNAUDITED)  (UNAUDITED)
Operating activities:
Net income / (loss)                                     80,552   (506,497)    (3,475,449)    (1,590,546)  (2,203,714)
Adjustments to reconcile net loss to net cash
  used in operating activities:
  Allowance for doubtful accounts                            0          0        (10,000)        10,000            0
  Loss (gain) on sales of assets                             0      5,578          5,791          2,467      (33,200)
  Depreciation                                          28,342     27,128        113,248        100,444       56,200
  Cumulative effect of a change in
    accounting principle                                     0          0              0         23,194            0
  Issuance of stock options to employees                     0          0        494,000              0            0
  Stock Options Forfeited                             (396,760)         0                             0            0
  Beneficial conversion feature of debentures                0          0        543,551              0            0
  Issuance of common stock for services                140,322    758,045      2,146,135              0    1,326,250
  (Increase) decrease in:
    Accounts receivable                                (12,091)    33,288         47,292        (58,085)           0
    Employee advances                                        0          0              0         17,691            0
    Inventories                                          9,408    (18,715)      (227,416)       (35,781)     (26,948)
    Prepaid expenses                                   116,769   (287,325)      (371,599)       390,091     (399,709)
  Other current assets
  Increase (decrease) in:
    Accounts payable                                    35,248    (98,817)      (294,426)       217,002       51,436
    Accrued expenses                                  (182,668)  (236,350)       (11,275)       229,946       98,209
    Other current liabilities                            8,372    (12,459)       (26,692)        26,692            0
    Stockholder salary accrual                               0   (214,758)             0        118,533            0
                                                      --------   --------     ----------       --------   ----------
  Net cash used in operating activities               (172,506)  (550,882)    (1,066,840)      (548,352)  (1,131,476)

Investing activities:
  Proceeds from sale of assets                               0          0              0          4,000      133,925
  Proceeds from sale of investments                          0          0              0              0            0
  Purchase of property, plant and equipment             (2,247)         0        (43,690)      (578,295)    (942,892)
  Decrease in other assets                                   0          0              0                       7,930
                                                      --------   --------     ----------       --------   ----------
Net cash used in investing activities                   (2,247)         0        (43,690)      (574,295)    (801,037)

Financing activities:
  Proceeds from borrowings                             214,785  1,075,000      1,286,000              0       55,475
  Proceeds from due to stockholders                          0          0        306,246        155,822            0
  Payments on borrowings                               (45,104)  (249,799)      (270,825)       (21,833)     (53,113)
  Payment on due to stockholders                             0          0       (342,159)             0            0
  Payments on capital lease obligations                      0          0         (4,721)             0            0
  Net proceeds from issuance of stock                        0          0        147,009        275,000    2,262,488
                                                      --------   --------     ----------       --------   ----------
Net cash provided by financing activities              169,681    825,201      1,121,550        408,989    2,264,850

  Net increase (decrease) in cash and cash
    Equivalents                                         (5,072)   274,319         11,020       (713,658)     332,337

  Cash & cash equivalents beginning of year             20,980      9,960          9,960        723,618      391,218
  Cash & cash equivalents end of year                   15,908    284,279         20,980          9,960      723,618

Supplemental disclosures of cash flow information
  and non-cash investing and financing activities:
  Cash paid for interest                                 7,931          0         30,600         39,100       38,967



See accompanying notes to consolidated financial statements.

Aqua Clara Bottling & Distribution, Inc. And Subsidiary
Consolidated Statement of Cash Flows, Continued
For three months ended July 1, 2000 and the years ended April 1, 2000, April 3, 1999, and April 4, 1998


During the quarter ended July 1, 2000, $175,000 of debentures were converted into 1,707,682 common shares.

During the quarter ended July 1, 2000, 100 shares of preferred stock were converted into 1,245,076 common shares.

During the quarter ended July 1, 2000, preferred stock dividends were settled through the issuance of 123,191 common shares.

During the year ended April 1, 2000, $900,000 of debentures were converted into 12,394,597 common shares.

During the year ended April 1, 2000, 1,476 shares of preferred stock were converted into 18,958,035 common shares.

During the year ended April 1, 2000, preferred stock dividends were settled through the issuance of 2,946,064 common shares.

During the year ended April 1, 2000, the Company incurred a capital lease obligation of $9,731 when it acquired new equipment.

During the year ended April 3, 1999, 824 shares of preferred stock were converted into 8,742,280 common shares.

During the year ended April 3, 1999, preferred stock dividends were settled through the issuance of 646,621 common shares.

During the year ended April 3, 1999, the Company incurred a capital lease obligation of $18,900 when it acquired new equipment.

During the year ended April 4, 1998, $1,326,250 of common stock was issued in exchange for services to be performed.

During the year ended April 4, 1998, the Company incurred a capital lease obligation of $49,731 and debt of $107,563 when it acquired new equipment.

During the year ended April 4, 1998, the Company sold its five gallon water business. As a part of the terms of the sale, debt of $149,782 was assumed by the purchaser.

                    Aqua Clara Bottling & Distribution, Inc.
                                 And Subsidiary
                   Notes to Consolidated Financial Statements
           Years Ended April 1, 2000, April 3, 1999, and April 4, 1998
            and for the Three Months Ended July 1, 2000 (unaudited)
                          and July 3, 1999 (unaudited)

(1)      ORGANIZATION, BACKGROUND, SALE OF ASSETS, AND GOING CONCERN

         On August 17, 1995, Pocotopaug Investment, Inc. (hereinafter referred to as "Pocotopaug") was incorporated under the laws of Florida for the purpose of raising capital to fund the development of products for subsequent entry into the bottled water industry.

         On July 29, 1996, Aqua Clara Bottling & Distribution, Inc. (hereinafter referred to as "Aqua Clara" or the "Company") was incorporated under the laws of Colorado for the purpose of raising capital to fund the development of products for subsequent entry into the bottled water industry.

         In December 1996, the stockholders of Pocotopaug gained control of Aqua Clara and Aqua Clara acquired Pocotopaug in a business combination accounted for as a reorganization of Pocotopaug. Pocotopaug became a wholly owned subsidiary of Aqua Clara through the exchange of 1,690,122 shares of Aqua Clara's common stock for all 1,000,000 shares of the outstanding stock of Pocotopaug. The accompanying consolidated financial statements have been based on the assumption that the Companies were combined for all periods presented.

         In December 1997, the Company issued 2,500 shares of convertible cumulative preferred stock through a private placement memorandum. The Company raised $2,500,000 and incurred offering costs of $387,512. The Company issued 75,000 shares of common stock as compensation to a promoter of this offering. These shares were valued at their trading price of other common stock and amounted to $247,500.

         During the year ended April 4, 1998 the Company entered into a lead generation/corporate relations agreement that required the Company to pay $400,000. This was included in prepaid expenses at April 4, 1998 and was expensed during the year ended April 3, 1999.

         During the year ended April 4, 1998, the Company began its five-gallon water business. In February 1998, the Company sold this portion of the business. The assets disposed of consist of certain receivables, a vehicle, and various equipment used in the Company's bottled water business. The total sales price was approximately $352,394, which included the assumption of installment notes payable of approximately $149,782 by the acquiring company. The Company recognized a gain of approximately $33,000 on this sale.

         The following is a pro forma statement of the operations (unaudited) as if the five-gallon water business was not in existence for the years ended April 4, 1998 and March 31, 1997:


                                                    YEAR ENDED          YEAR ENDED
                                                   April 4, 1998       March 31, 1997
                                                   -------------       --------------
         General and administrative expenses      $   (1,870,524)     $    (315,985)
         Interest expense                                (38,968)           (50,542)
         Other income                                     27,589                 --
                                                   -------------       --------------
         Net loss                                 $   (1,881,903)     $    (366,527)


         During the year ended April 4, 1998 the revenues reflected in the consolidated financial statements are from initial operations of a five-gallon water business, which was discontinued in March 1998. During the year ended April 3, 1999 the Company began producing 20oz bottles of oxygenated water. The Company will need to generate additional sales or obtain additional financing to fund its operations. These factors, combined with the fact that the Company has not generated any positive cash flows from operations, raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets or amounts and classifications of liabilities that might be necessary in the event the Company cannot continue in existence.

             Aqua Clara Bottling & Distribution, Inc. And Subsidiary Notes to Consolidated Financial Statements - Continued


(1)      ORGANIZATION, BACKGROUND, SALE OF ASSETS, AND GOING CONCERN - Continued

         In March 1999 the Company entered into an agreement with a major distributor in the Northeastern United States for distribution of their 20oz. bottles of oxygenated water. The terms and conditions of the Company's agreement with this distributor have been revised to reflect new marketing approaches of both companies. Effective January 1, 2000 the distributor will no longer have exclusive sales rights to the following states: PA, MD, DE, VA, NJ, NY, CT, VT, MA, RI, ME, NH and the District of Columbia, however the distributor will continue to purchase from the Company and distribute the Aqua Clara brand throughout the U.S. as they deem appropriate.

         Subsequent to April 3, 1999 the Company raised $1,075,000 through the issuance of a Class B Preferred Debenture. The proceeds of this debenture were used to retire the mortgage on the building and the 90-day note to stockholders. The remainder of the proceeds have been used to fund operations. The Company raised $180,00o through a Rule 506 Offering, the raise will be used to fund continued operation of the Company.


(2)      SIGNIFICANT ACCOUNTING POLICIES

(A)      ORGANIZATION

         The consolidated financial statements include the accounts of Aqua Clara Bottling & Distribution, Inc. and its wholly owned subsidiary, Pocotopaug Investments, Inc. All significant inter-company accounts and transactions have been eliminated.

         The financial statements for previous years reflected the Company as being in the development stage. The accompanying financial statements present the Company as no longer being in the development stage.

(B)      ESTIMATES

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   (C)   CASH EQUIVALENTS

         Cash equivalents consist of all highly liquid debt instruments purchased with a maturity of three months or less.

   (D)   INVENTORIES

         Inventories are stated at the lower of cost (first-in, first-out) or market.

   (E)   INCOME TAXES

         Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the consolidated financial statements carrying amounts of existing assets and liabilities and their respective income tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized as income in the period that included the enactment date.

   (F)   PREFERRED STOCK

         The Company charges to retained earnings and credits its additional paid-in capital for the amortization of the intrinsic value of the conversion feature of its preferred stock in accordance with the statements issued by the Securities and Exchange Commission.

   (G)   COMMON STOCK

         Shares of common stock issued for other than cash have been assigned amounts equivalent to the estimated fair value of the service received until the time the Company's stock began trading. At that time, the Company valued the transactions based on quoted prices. The Company records shares as outstanding at the time the Company becomes contractually obligated to issue shares.

             Aqua Clara Bottling & Distribution, Inc. And Subsidiary Notes to Consolidated Financial Statements - Continued


   (H)   PROPERTY, PLANT AND EQUIPMENT

         Property, plant, and equipment are recorded at cost. Depreciation is calculated by the straight-line methods over the estimated useful lives of the assets. Property under capital leases is amortized over the shorter of the lease terms or the estimated economic life of the property. The Company has reviewed its long-lived assets for impairment and has determined that no adjustment to the carrying value of long-lived assets is required.

   (I)   FAIR VALUE OF FINANCIAL INSTRUMENTS

         Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values. These financial instruments include cash, investment securities, accounts payable, and accrued expenses. Fair values were assumed to approximate carrying values for these financial instruments since they are short-term in nature or they are receivable or payable on demand. The fair value of the Company's long-term debt is estimated based upon the quoted market prices for the same or similar issues or on the current rates offered to the Company for debt of the same remaining maturities.

(2)      SIGNIFICANT ACCOUNTING POLICIES CONTINUED


   (J)   BASIC LOSS PER COMMON SHARE

         Basic loss per common share is based on the weighted average number of common shares outstanding during each period. The Company implemented SFAS No. 128 "Earnings Per Share" during the year ended April 4, 1998.

         The Company applies APB Opinion 25 in accounting for its stock options. Because the exercise price of these options is below the fair value of the underlying stock, there is additional compensation cost to the Company included in these financial statements.

         In computing dilutive earnings per share, the following were excluded because their effects were antidilutive. Year ended April 3, 1999 Preferred shares convertible into common stock and 2,173,382 contingently issuable shares. Year ended April 4, 1998 Preferred shares convertible into common stock, options on 250,000 shares and 600,000 contingently issuable shares.

   (K)   ADVERTISING COSTS

         Advertising costs are expensed, as incurred and amounted to $ 103,751 for three months ended July 1, 2000; $602,492 and $6,376 for the years ended April 1, 2000 and April 3, 1999 respectively.

   (L)   FISCAL YEAR

         The Company's fiscal year ends with the first Saturday in April beginning with the fiscal year ended April 4, 1998.

   (M)   COMPREHENSIVE INCOME

         In June 1997, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 130, Reporting Comprehensive Income, effective for the years beginning after December 15, 1997. SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. Comprehensive income includes all changes in equity during a period, except those resulting from investments by owners and distributions to owners. The Company adopted SFAS No. 130 in the year ended April 3, 1999; however, there were no changes in equity during the period exclusive of stock sold for cash and net loss. As such, comprehensive income for the year ended April 3, 1999 is the amount shown on the statement of operations as net loss.


(N)      PREPAID ASSETS

         Prepaid assets consist of professional legal and advertising services, agreements entered into by the Company. The Company will amortize these costs when services under the contracts are rendered.

             Aqua Clara Bottling & Distribution, Inc. And Subsidiary Notes to Consolidated Financial Statements - Continued


(3)      CHANGES IN ACCOUNTING PRINCIPLE

         During 1998 the AICPA issued Statement of Position (SOP) 98-5 that requires companies to write-off start-up expenses in the year incurred and any previously capitalized expenditures in the year adopted.

         The Company adopted SOP 98-5 during the year ended April 3, 1999 and recorded a $23,194 cumulative effect of a change in accounting principle as required by the SOP ($0 per share).

(4)      INVENTORIES

         Inventories consist of the following:

                                             July 1, 2000  April 1, 2000   April 3, 1999
                                              (unaudited)
         Raw materials                         $  68,586       $  72,755        $  53,161
         Work in progress                            298
         Finished Goods                          211,852         217,390            9,568
                                               ---------       ---------        ---------
                                               $ 280,737       $ 290,145        $  62,729

(5)     PROPERTY, PLANT, AND EQUIPMENT

         Property, plant, and equipment consist of the following:

                                         July 1, 2000  April 1, 2000 April 3, 1999
                                         (unaudited)
         Land                            $     90,000 $     90,000  $    90,000
         Building                             926,520      926,520      932,311
         Machinery and Equipment            1,015,091    1,012,844      959,423
         Vehicles                              22,393       22,393       22,393
                                         -------------- ----------  ------------
         Total                           $  2,054,004  $ 2,051,757  $ 2,004,127
         Less accumulated depreciation       (247,430)    (219,088)    (105,840)
                                         -------------- ----------  ------------
                                         $  1,806,574  $ 1,832,669  $ 1,898,287


         For the three months ended July 1, 2000 depreciation expense amounted to $28,342. For the years ended April 1, 2000 and April 3, 1999, depreciation expense amounted to $ 113,460 and $100,444, respectively. The Company has reviewed its long-lived assets for impairment and has determined that no adjustments to the carrying value of long-lived assets is required.

(6)      DUE TO STOCKHOLDERS'

         Due to stockholders' consists of the following:

                                                                July 1, 2000  April 1, 2000   April 3, 1999
                                                                 (unaudited)
        Notes payable to stockholders due on demand with
           Interest accrued at 5% to 8%                          $  344,049    $  334,153      $   370,066

             Aqua Clara Bottling & Distribution, Inc. And Subsidiary Notes to Consolidated Financial Statements - Continued


(7)      LONG-TERM DEBT

          Long-term debt consists of:
                                                                                     July 1, 2000   April 1, 2000    April 3, 1999
                                                                                     (unaudited)
          Secured series "B" convertible debentures ("Debentures"),
          interest 8%, Maturing at various times during June 2000.  The
          Debentures are convertible. At any time prior to maturity, at the option of the holder, into common shares at a conversion price equal to 65% of the three day average closing bid price prior to the date of conversion; secured by real estate and personal property.
          Series B Convertible Debentures                                            $   75,000      $  250,000

          Mortgage payable; interest 10% payable monthly; unpaid principal  due      $  134,853      $  134,983
          June 1, 2000; collateralized by real property.

          Mortgage payable; interest adjustable annually to prime; payable
          $2,954 per month including interest; unpaid principal of approximately
          $238,000 due February 15, 2001; collateralized by property and plant.                                        $  265,429

          Installment note payable; interest 10.5%; payments $462 per month
          includ$ng interest; collateralized by a vehicle.                           $    8,932      $  10,317         $   14,221

          Other Note                                                                                                   $      475

          Note payable:  interest at 5%, secured by building.                        $  155,000
                                                                                      =========     ==========         ==========
                    Long Term Debt                                                   $  373,795      $ 395,300         $  280,125
          Less current installments                                                     215,602        254,693             18,149
                                                                                      =========     ==========         ==========
                    Long Term Debt, less current installments                        $  158,193      $ 140,607         $  261,976




         The following is a schedule by fiscal year of the principal payments required on long-term debt:

         2001                                       215,602
         2002                                       158,193
                                                    -------
                                                 $  373,795

(8)      LEASE COMMITMENTS

         At July 1, 2000, the Company is obligated under a long term capital lease for equipment. The following is a schedule by year of future minimum lease payment.

         2001                                                    $   7,365
         2002                                                        6,791
         2003                                                        6,791
         2004                                                        2,352
                                                                 ----------
              Total lease payments                               $  23,299
         Less amount representing interest (6.5% - 8%)               2,698
                                                                 ----------
              Present value of lease payments                    $  20,601
         Less current obligation                                     3,702
                                                                 ----------
         Long term capital lease obligation                      $  16,889

         At July 1, 2000, the Company rented vehicles and equipment under operating leases. The following is a schedule by year of future minimum rental under operating leases that have an initial or remaining non-cancellable lease term in excess of one year as of July 1, 2000.

         2001                                                    $   4,998
         2002                                                          400
                                                                 ----------
                                                                 $   5,398

             Aqua Clara Bottling & Distribution, Inc. And Subsidiary Notes to Consolidated Financial Statements - Continued


(9)      INCOME TAXES

         No provision for income taxes is recorded due to the amount of tax losses incurred since inception. The Company had unused net operating loss carryforwards to carry forward against future years' taxable income of approximately $4,600,000, which will begin to expire in years after 2011. Temporary differences giving rise to the deferred tax assets consist primarily of the deferral and amortization of start-up costs for tax reporting purposes. Management has established a valuation allowance equal to the amount of the deferred tax assets due to the uncertainty of the Company's realization of this benefit.

         The components of deferred tax assets consist of the following at July 1, 2000:

         Deferred tax assets:
         Net operating loss carryforwards                        $ 1,723,000
         Other                                                       104,000
                                                                 ------------
         Gross deferred tax assets                               $ 1,827,000
         Valuation allowance                                       1,827,000
                                                                 ------------
         Total deferred tax assets                               $         0

         Since inception, substantial changes of ownership of the Company have occurred. Under federal tax law, these changes in ownership of the Company will significantly restrict future utilization of the net operating loss carryforwards. Other than the net operating losses, which have been limited because of the change in ownership as described above, any other net operating losses will expire if not utilized within beginning in years after 2011.

(10)     COMMITMENTS AND CONTINGENCIES

         A former officer of the Company filed suit against the Company for immediate delegending of his 1,796,400 shares of common stock and for amounts due under promissory notes and deferred salaries. This suit was settled prior to April 1, 2000. In settlement of this claim, the Company paid $55,000 and guaranteed a sales price of $.37 per share for the former officer's outstanding common shares. The Company has been notified that the former officer is asserting a shortfall from the sale of his common shares of approximately $118,000. This amount is included in accrued expenses in the accompanying financial statements.

         Another former officer of the Company filed suit against the Company for approximately $80,000 of accrued wages and loans that took the form of a mortgage on the property. This claim also seeks 1,350,000 shares of the Company's common stock. The Company has accrued $80,000, relating to the accrued wages and loans, in the accompanying financial statements. However, the Company asserts that all or a majority of the number of common shares due is a frivolous claim and has not included any amount related to these shares in the accompanying financial statements.

(11)     STOCK

         During the year ended April 4, 1998, the Company issued 2,500 shares of Series A convertible preferred stock. These shares are nonvoting, and the holders are entitled to receive an eight-percent annual dividend and have a liquidation preference of $1,300 per share. These preferred shares are convertible at any time, at the option of the holder, into common shares equal to $1,000 divided by the lower of (a) 65 percent of the average market price of the common stock for the five trading days prior to the conversion date, or (b) $1.875. The Series A preferred shares contain a provision that the Company shall increase the conversion rate by five percent for each of the following occurrences:

             1. Failure to file a registration statement under the Securities Act of 1933 covering the common stock within 30 days of closing date;
             2. Failure of the registration to become effective within 120 days of closing date; and
             3. Failure to issue the common shares within the time limits set forth in the amended articles of incorporation.

         As of April 1, 2000, approximately $37,000 of cumulative preferred dividends were in arrears. As of July 1, 2000, approximately $14,000 of cumulative preferred dividends are in arrears.

             Aqua Clara Bottling & Distribution, Inc. And Subsidiary Notes to Consolidated Financial Statements - Continued


(11)     STOCK Continued

         During the three months ended July 1, 2000 100 shares of preferred stock were converted into 804,786 common shares. During the years ended April 1, 2000 and April 3, 1999, 1,476 and 824 shares, respectively, of the preferred stock were converted into 18,958,035 and 8,742,280 common shares, respectively. These conversions include the 5% increase as the Company failed to register the shares within the 120-day time frame and all unpaid dividends on the preferred stock. The remaining preferred stock if converted using the aforementioned 65% of the average of the market price of the common stock, at April 1, 2000, would convert to a maximum of approximately 1,150,000 common shares which reflects the 5% additional shares issuable and unpaid dividends on the preferred stock.

         The 1999 financial statements previously reflected preferred stock dividends settled upon conversion of preferred stock to common stock as a component of the preferred stock conversion. The 1999 financial statements have been modified to reflect the common stock issued in settlement of the preferred stock dividends as an increase to common stock and a corresponding increase in accumulated deficit. There is no impact to net loss or to total stockholders' equity.

         During the three months ended July 1, 2000, $175,000 of debentures were converted into 1,707,772 common shares. During the year ended April 1, 2000, $900,000 of debentures were converted into 12,394,597 common shares.

         During the year ended April 1, 2000, the Company entered into employment agreements with two officers of the Company. The employment agreements include 6,000,000 stock options granted with an exercise price of $.01. The stock options vest 20% immediately and 20% each year for the next four years. The number of shares covered by these stock options and the exercise price shall be proportionally adjusted for any change in the number of issued shares subsequent to June 3, 1999. As of April 1, 2000, none of the 6,000,000 options had been surrendered or exercised; 1,200,000 were exercisable. Mr. Mersis has forfeited his options at his regignation on June 5, 2000.

         The Company applies APB 25 and related interpretations in accounting for the stock options. Accordingly, the Company recognized $494,000 in compensation expense during the year ended April 1, 2000 related to the stock options issued. For companies electing to use APB 25, SFAS 123 requires pro forma disclosures determined through the use of an option-pricing model as if the provisions of SFAS 123 had been adopted.

         The weighted average fair value at the date of grant for options granted during the year ended April 1, 2000 was $.27 per share. The fair value of the options granted was estimated on the date of grant using the Black-Scholes Option Pricing Model with the following assumptions:

         Expected dividend yield                0%
         Expected volatility               174.16%
         Risk free interest rate              5.3%
         Expected term in years                 4

         If the Company had adopted the provisions of SFAS 123, net loss for the year ended April 1, 2000 would have increased by $14,000 and basic loss per share would remain unchanged.

(12)     LITIGATION

         Civil Litigation in the Circuit Court of the Sixth Judical Circuit in and for Pinellas County - Rand L. Gray and Kathleen Gray v. Aqua Clara Bottling & Distribution, Inc. et al., Pinellas County, Case No. 00-2122-C1-021. This case arises out of an alleged breach of an employment contract. An Amended Complaint was filed by the Plaintiffs on June 26, 2000. The Amended Complaint alleges 6 counts: Count I - Foreclosure of Mortgage; Count II - Foreclosure of Security Interest on Personal Property; Count 3 - Damages on promissory Note; Count IV - Damages for Breach of employment Agreement; Count V - Damages for Breach of Severance Agreement; and Count VI-Damages for Breach of Indemnity Agreement. Our response to Plaintiffs' Amended Complaint is due July 17, 2000. Settlement negotiations have failed and litigation previously stayed has become active. A counter-claim seeking damages will be filed.

         The Company does not believe the former officer will prevail and has not reflected either claim in the consolidated financial statements.

             Aqua Clara Bottling & Distribution, Inc. And Subsidiary Notes to Consolidated Financial Statements - Continued


(13)     SUBSEQUENT EVENT

         Subsequent to April 1, 2000, a distributor of the Company's products filed a civil claim against the Company for breach of contract. The claim seeks specific performance under the contract and damages for the alleged breach. The distributor is owned by the wife of the Company's president and chief operating officer (COO). Additionally, the wife of the Company's president and COO filed a civil complaint against the Company's chief executive officer (CEO), several members of the Board of Directors (excluding the president) and the Company. This claim also seeks specific performance on the contract noted above and removal of the CEO.

         In release of the claims against all parties noted above, the CEO and several members of the Board of Directors resigned subsequent to April 1, 2000. Additionally, the Company agreed to pay approximately $11,000 in attorney's fees and costs incurred by the plaintiff. This amount has not been reflected in the accompanying financial statements.

(14)     LIQUIDITY AND CAPITAL RESOURCES

         During the period ending July 1, 2000, the Company raised $55,000 through a Rule 506 Offering. Subsequent to July 1, the Company raised an additional $125,000 via the same Offering. The proceeds of this raise are being used to fund continued operation of the Company.

         The Company has no plans or arrangements in place with respect to additional capital sources at this time. The Company has no significant lines of credit available to it at this time. There are no assurances that additional capital will be available to the Company when or if required.

         Although the Company expects to experience losses in the 2nd quarter of fiscal year 2001, management believes that the losses will continue to decrease and a break-even point could be reached in the near term. Inflation has not had a significant impact on the Company's results of operations.

         No dealer, salesman or other person is authorized to give any information or to make any representations not contained in this Prospectus in connection with the offer made hereby, and, if given or made, such information or representations must not be relied upon as having been authorized by Aqua Clara. This Prospectus does not constitute an offer to sell or a solicitation to an offer to buy the securities offered hereby to any person in any state or other jurisdiction in which such offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date hereof.




                   TABLE OF CONTENTS
                                                 Page

Additional Information......................       3                   AQUA CLARA BOTTLING
Prospectus Summary..........................       4
Selected Financial Data.....................       6                   AND DISTRIBUTION, INC.
Risk Factors................................       7
Use of Proceeds.............................      10
Dividend Policy.............................      10                     16,969,299 SHARES
Market Price of Common Stock................      11
Management's Discussion and Analysis........      12
Business and Plan of Operation..............      14
Management..................................      18
Principal Shareholders......................      21
Certain Transactions........................      22                         ----------
Changes in and Disagreements with
Accountants.................................      23                         PROSPECTUS
Selling Shareholders........................      24
Plan of Distribution........................      25                         ----------
Description of Securities...................      26
Legal Matters...............................      27
Experts.....................................      27
Indemnification.............................      27
Financial Statements........................     F-1
                                                                                  , 2000



                                    PART II
                   AQUA CLARA BOTTLING AND DISTRIBUTION, INC.


Item 13.       Other Expenses of Issuance and Distribution.
               -------------------------------------------

               Filing fee under the Securities Act of 1933
               Printing and engraving(1)                               $        1,000.00
               Legal Fees(1)                                           $       24,000.00
               Auditing Fees(1)                                        $       12,000.00
               Miscellaneous(1)                                        $        3,000.00
                                                                       -----------------
               TOTAL                                                   $       40,000.00
                                                                       =================


------------
(1)      Estimates

Item 14.    Indemnification of Directors and Officers.
            -----------------------------------------

            Aqua Clara has adopted provisions in its articles of incorporation and bylaws that limit the liability of its directors and provide for indemnification of its directors and officers to the full extent permitted under the Colorado General Business Act. Under Aqua Clara's articles of incorporation, and as permitted under the Colorado General Business Act, directors are not liable to Aqua Clara or its stockholders for monetary damages arising from a breach of their fiduciary duty of care as directors. Such provisions do not, however, relieve liability for breach of a director's duty of loyalty to Aqua Clara or its stockholders, liability for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, liability for transactions in which the director derived as improper personal benefit or liability for the payment of a dividend in violation of Colorado law. Further, the provisions do not relieve a director's liability for violation of, or otherwise relieve Aqua Clara or its directors from the necessity of complying with, federal or state securities laws or affect the availability of equitable remedies such as injunctive relief or recision.

            At present, there is no pending litigation or proceeding involving a director, officer, employee or agent of Aqua Clara where indemnification will be required or permitted. Aqua Clara is not aware of any threatened litigation or proceeding that may result in a claim for indemnification by any director or officer.

Item 15.    Recent Sales of Unregistered Securities.
            ----------------------------------------

          On March, 1997, the following Pocotopaug bridge investors exchanged their $323,500 in convertible debt into 796,500 shares of Company common stock under Rule 504.

         NAME                                SHARES

Foster Hayes                                 20,000
Genevieve Carriere-                          24,000
Diane Bordner                                40,000

Alex Avramis                                 12,000
Madeline Goudos                             160,000
Pierre & Anna Morin                          10,000
Larry Plunkett                               50,000
Tom and Adele Richoll                        20,000
George Kickliter/
     Charles McArthur Dairy                 120,000
Don Plunkett                                 10,000
John C. Plunkett*                            80,000
Phil Manquen                                 10,000
Dwight and Deborah Mason                     20,000
Bob & Suzanne Carrol                          6,000
Mina Morgan                                   2,500
John O'Donnell                               20,000
Bill Smith                                    2,000
Robert Adams                                 10,000
Joan and Bernard Herman                      20,000
Michael Wiza                                 20,000
Millennium Investment, Inc.                 140,000
                                         ----------
                                            796,500

* Restricted as John C. Plunkett is an officer and director.

          In September, 1997, Aqua Clara issued 200,000 shares of restricted common stock to each of Gulf Atlantic Publishing and Arrow Marketing for advertising services and creative design of marketing materials respectively, and issued 25,000 shares to each of Robert Guthrie, a director, and Richard Trnouski for services. These shares were offered under the exemption provided by
Section 4(2).

          Gulf Atlantic Publishing and Arrow Marketing purchased these 400,000 shares of $.25 per share pursuant to an option agreement. These shares were offered under the exemption provided by Section 4(2).

          On November 17, 1997 Aqua Clara entered into a Lead Generation/Corporate Relations Agreement with Corporate Relations Group ("CRG") pursuant to which Aqua Clara has paid CRG $400,000 and by which Aqua Clara has agreed to pay CRG an additional $400,000 upon Aqua Clara raising its next tranche of $2,500,000. Additionally, Aqua Clara agreed to issue options to CRG to purchase 250,000 shares of common stock. These shares were offered under the exemption provided by Section 4(2). This option is exercisable the later of certain existable dates or when such tranche is raised.

          Aqua Clara agreed to issue 100,000 restricted shares to CRG, such shares to be returned should Aqua Clara file and cause to be effective a registration statement for the shares underlying the options within 120 days of the date of the agreement. CRG was also granted piggyback rights for these shares, which have been escrowed with Aqua Clara's legal counsel.

          From December 27, 1996 to March 1997, Aqua Clara issued 1,283,000 shares of common stock in an offering under Rule 504 for $.50 per share to 35 persons.

          In December, 1997, Aqua Clara issued 20,000 restricted shares of common stock to Olympus Capital for consulting services rendered prior to September 30, 1997. In December, 1997, Aqua Clara issued 75,000 restricted shares of common stock to Olympus Capital for consulting services rendered pursuant to a one-year consulting contract dated October 30, 1997. These shares were offered under the exemption provided by Section 4(2).

          In December, 1997 Aqua Clara issued 2,500 shares of Series A Convertible Preferred Stock for $2,500,000 in gross proceeds to twenty-two purchasers in an offering made under Section 4(2). Each purchaser executed a subscription agreement and consented to the imprinting of a restrictive legend on the stock certificate. The identity of the purchasers is set forth in the prospectus under the caption "Selling Shareholders."

          In June 1999 the Company sold $1,075,000 in Series B Debentures to 20 persons.

          Except as to offerings under Rule 504 and the June 1998 offering pursuant to Section 4(6) of the Securities Exchange Act of 1933, as amended, all of the transactions referred to above are exempt from the registration requirements of the Securities Act of 1933, as amended, by virtue of Section 4(2) thereof covering transactions not involving any public offering or that involve no "offer" or "sale." No underwriter was involved. As a condition precedent to each sale, the respective purchaser was required to execute an investment letter and consent to the imprinting of a restrictive legend on each stock certificate received from Aqua Clara.

          In July 1998 Aqua Clara sold 500,000 shares at a price of $1.00 per share to each of Thomas G. Vinton and Dennis J. Zweig, payable with promissory notes. These individuals represented, and Aqua Clara believes it resonably relied on the representation, to be "accredited investors" as such term is defined in Regulation D and a restrictive legend was placed on the share certificates. The offering was exempt under Section 4(6) of the Securities Act of 1933. In October 1998 these investors and Aqua Clara mutually agreed to cancel the 375,000 shares not yet paid for by each of these individuals and to cancel the remaining $375,000 note obligation of each individual.

Item 16.    Exhibits and Financial Schedules

3.          Certificate of Incorporation and Bylaws

            3.1.      Articles of Incorporation(1)
            3.2       Articles of Amendment for Series A Preferred Stock(1)
            3.3       Bylaws(1)


5.          Opinion of Law Office of L. Van Stillman, P.A. as to legality of securities being registered.


10.         Material Contracts


            10.1      Amended Employment Agreement with John McAvoy(1)
            10.2      Amended Employment Agreement with John C. Plunkett(2)
            10.3      Amended Employment Agreement with Rand L. Gray(2)
            10.4      Lead  Generation/Corporate  Relations  Agreement  dated  November  17,  1997  with  Corporate
                      Relations Group, Inc.(1)
            10.5      Extract  of Board  Resolutions  dated  April 3, 1997 and  letter  agreement  with  respect to
                      Plunkett and Gray consulting agreements(3)
            10.6      Installment secured promissary notes(3)
            10.7      Modification of Installment secured promissory notes(4)
            10.8      Series B Convertible Debentures(6)
            10.9      Employment Contract with Emanuel J. Mersis(8)
            10.10     Employment Contract with John Plunkett(8)

            16.1      Letter from BDO Seidman(3)
            16.2      Letter from Pender Newkirk & Company(5)

            21.       Subsidiaries of the small business  issuer-Pocotopaug  Investment, a Florida Corporation,  is the only subsidiary. It does business under the same trade name as the Registrant.

            23.       Consents of Experts and Counsel

                      23.1   Consent of Pender Newkirk & Company(7)
                      23.2   Consent of Tedder, James Worden and Associates, P.A.(7)
                      23.3   Consent of Law Office of L. Van Stillman included in Exhibit 5 hereto

            24.       Powers of Attorney

                      24.1   Powers of Attorney are included on signature page


(1)      Included in original filing of the Company's  Registration  Statement on Form SB-2, file No. 33-44315 (the
         "SB-2").
(2)      Included with Amendment Number 1 to the SB-2.
(3)      Included with Amendment Number 2 to the SB-2.
(4)      Included with Amendment No. 4 to the SB-2.
(5)      Incorporated  by reference to the exhibit filed with the Company's  Current Report on Form 8-K dated April
         8, 1999.
(6)      Included in filing of the Company's Registration Statement on Form S-1, file No. 333-85461.
(7)      Filed herewith.

          All other Exhibits called for by Rule 601 of Regulation S-K are not applicable to this filing.


          (b) Financial Statement Schedules

          All schedules are omitted because they are not applicable or because the required information is included in the financial statements or notes thereto.


Item 17.  Undertakings.
          ------------

          (a)     The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                   (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                   (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;
                   (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement, including (but not limited to) any addition or election of a managing underwriter.

            (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities offered at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

 (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

 (i)        The undersigned registrant hereby undertakes that:

                   (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be a part of this registration statement as of the time it was declared effective.

                   (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Clearwater, State of Florida on September 19, 2000.

                                      AQUA CLARA BOTTLING AND
                                      DISTRIBUTION, INC.

                                      By:  /s/ John C. Plunkett
                                         --------------------------------
                                         John C. Plunkett
                                         President and Chief Executive Officer


         In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on September 19, 2000.



By:     /s/ E. Douglas Cifers                                 Chairman of the Board
        ---------------------------------------------
        E. Douglas Cifers

By:     /s/ John C. Plunkett                                  President, and Chief Executive Officer
        ---------------------------------------------
        John C. Plunkett

By:     /s/ Robert F. Guthrie                                 Director
        ---------------------------------------------
        Robert F. Guthrie

By:      /s/ Renato Mariani                                   Director
        ---------------------------------------------
        Renato Mariani


                               INDEX TO EXHIBITS

EXHIBIT
NUMBER                 DESCRIPTION
------                 -----------
5                      Opinion of Law Office, L.Van Stillman, P.A.

23.1                   Consent of Pender Newkirk & Company

23.2                   Consent of Tedder, James Worden Associates, P.A.